UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COACH, INC.

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516 West 34th Street

New York, New York 10001

September 28, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Coach, Inc., to be held at 9:00 a.m., Eastern time, on November 7, 2012 at the Company’s offices, 516 West 34th Street, New York, New York, 10001.

Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.

Fiscal 2012 has been another strong year for Coach. We have made significant progress against our key initiatives by aggressively growing our international business, becoming a market leader in the Men’s accessories category and harnessing the power of the digital world. We also accelerated the acquisition of key Asian domestic distributors and grew our distribution rapidly in emerging luxury markets such as China. Our goals remain unchanged and we are committed to achieving double-digit growth during our planning horizon. We have a business model that allows us to invest in our brand while continuing to return capital to you. We look forward to seeing you at our 2012 Annual Meeting of Stockholders.

It is important that your shares be represented at the 2012 Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the meeting in person. Accordingly, please authorize a proxy to vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Thank you for your continued support.

Sincerely,

Lew Frankfort
Chairman and Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING

OF STOCKHOLDERS

We will hold the 2012 Annual Meeting of Stockholders of Coach, Inc., a Maryland corporation (the ‘‘Company’’ or ‘‘Coach’’), at the Company’s offices, 516 West 34th Street, New York, New York, 10001, on November 7, 2012, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect eight Directors of Coach;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2013;

3.	To approve, on a non-binding advisory basis, the Company’s executive compensation; and

4.	To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the accompanying proxy statement. The Board of Directors has fixed the close of business on September 10, 2012 as the record date for the meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the meeting or any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

Todd Kahn
Executive Vice President, General Counsel and Secretary

New York, New York

September 28, 2012

YOUR VOTE IS IMPORTANT

Based on current New York Stock Exchange rules, your broker will NOT be able to vote your shares with respect to the election of Directors or the non-binding advisory approval of executive compensation if you have not provided directions to your broker. We strongly encourage you to provide directions to vote your shares and exercise your right to vote as a stockholder.

Regardless of whether you plan to attend the meeting, please follow the instructions you received to authorize a proxy to vote your shares as soon as possible to ensure that your shares are represented at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or authorized a proxy to vote online.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive stockholder materials electronically will remain in effect until cancelled.

INFORMATION REGARDING HONG KONG DEPOSITARY RECEIPTS

Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388. Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the ‘‘Securities Act’’), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

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516 West 34th Street

New York, New York 10001

PROXY STATEMENT

Annual Meeting of Stockholders of Coach, Inc. to be held on

Wednesday, November 7, 2012

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

1.	What is the purpose of these materials?

The accompanying proxy is solicited on behalf of the Board of Directors (the ‘‘Board’’) of Coach. We are providing these proxy materials to you in connection with our Annual Meeting of Stockholders, to be held at the Company’s offices, 516 West 34th Street, New York, New York 10001, on Wednesday, November 7, 2012 at 9:00 a.m. Eastern time. As a stockholder of our common stock, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

If you are a holder of Hong Kong Depositary Receipts, please refer to the Hong Kong Depositary Receipts proxy form or contact your Hong Kong broker for instructions on how to exercise the voting rights for your Hong Kong Depositary Receipts.

2.	What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 is available to review with this proxy statement. We are mailing notices of Coach’s Annual Meeting and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about September 28, 2012.

3.	What proposals will be voted on at the meeting?

There are three proposals to be considered and voted on at the meeting, which are:

1.	To elect eight Directors of Coach, Inc.;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2013; and

3.	To approve, on a non-binding advisory basis, the Company’s executive compensation.

Our Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy

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will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

4.	Does the Board of Directors recommend voting in favor of the proposals?

Our Board unanimously recommends that you vote your shares ‘‘FOR’’ each of the Director nominees and proposals 2 and 3.

5.	What shares can I vote?

You may vote all of the shares of our common stock that you owned at the close of business on September 10, 2012, the record date.

Holders of Hong Kong Depositary Receipts will be entitled to vote the shares held by them at the close of business on September 11, 2012 (Hong Kong time).

6.	What classes of shares are entitled to be voted?

Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the September 10, 2012 record date. On the record date, Coach had 283,894,404 shares of common stock outstanding and entitled to be voted at the meeting.

7.	What do I need to do now?

Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the notice you received for the meeting; if you received paper copies of Coach’s proxy materials, you can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you grant a proxy to vote online or mail in a proxy card, you may still attend the meeting and vote in person; in this case, only your in-person votes will count.

8.	Do I need to attend the Annual Meeting?

No. You may authorize your shares to be voted by following the instructions presented in the notice you received or, if you requested a paper proxy card, by completing, signing and dating your proxy card and returning it in the envelope provided to you.

9.	If I wish to attend the Annual Meeting, what identification must I show to be admitted?

All stockholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:

•	If your shares of Coach stock are held through a broker or other financial institution (the large majority of Coach shares are held in this way, also commonly called ‘‘street name’’), you will need to bring either (1) a letter from your broker stating that you held Coach shares through that institution as of the record date for the meeting or (2) a copy of the notice of Annual Meeting document you received in the mail for our Annual Meeting. If your shares are held in street name and you would also like to vote your shares in person at the Annual Meeting, you must also contact your broker or other financial institution to obtain a proxy from the record holder of your shares to present at the meeting.

•	If you are a registered stockholder (meaning that your shares are held directly with Coach’s registrar and transfer agent) whose shares are registered in your own name, you do not need anything additional, since we can check your name against the list of registered stockholders at the door.

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Stockholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that for security reasons, we cannot admit to the meeting people who lack the proper identification described above.

10.	What if I am a holder of Hong Kong Depositary Receipts?

If you hold Hong Kong Depositary Receipts, please refer to the Hong Kong Depositary Receipts proxy form or contact your Hong Kong broker for instructions on how to exercise the voting rights in respect to your Hong Kong Depositary Receipts.

To be effective, the Hong Kong Depositary Receipts proxy form, together with a valid power of attorney or other valid authority, if any, under which it is signed, must be completed and deposited at the office of the Hong Kong Depositary Receipts Registrar, Computershare Hong Kong Investor Services Limited at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, before 4:00 p.m. on Tuesday, October 30, 2012 (Hong Kong time).

11.	What constitutes a quorum, and why is a quorum required?

A quorum is required for the Coach stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to be voted on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

12.	What is the voting requirement to approve the proposals?

Directors will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly completed or authorized proxy. This means that the eight nominees who receive the largest number of ‘‘FOR’’ votes cast will be elected as Directors. There are no cumulative voting rights. Broker non-votes will not have any effect on the election of Directors. See ‘‘What happens if a Director nominee does not receive a majority of the votes cast?’’ below for information concerning our director resignation policy.

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2013 requires ‘‘FOR’’ votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or represented by properly completed or authorized proxy. Brokers may vote uninstructed customer shares on this matter. Abstentions will have no effect on the matter.

Adoption of a resolution approving on a non-binding, advisory basis the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables (together with the related narrative disclosure) of this proxy statement, requires ‘‘FOR’’ votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or represented by properly completed or authorized proxy. The Company’s Chairman and Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers, and former Chief Financial Officer are collectively referred to as ‘‘Named Executive Officers.’’ Abstentions and broker non-votes will not have any effect on the matter.

13.	What if I don’t vote? What if I abstain? How are broker non-votes counted?

Based on current New York Stock Exchange (‘‘NYSE’’) rules, your broker will NOT be able to vote your shares with respect to the election of Directors or the non-binding advisory approval of executive compensation if you have not provided directions to your broker. We strongly encourage you to vote your shares and exercise your right to vote as a stockholder.

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When a proposal is not a routine matter and a brokerage firm has not received voting instructions from a beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions and broker non-votes will generally have no effect on any of the proposals, because they are not considered votes cast.

14.	What happens if a Director nominee does not receive a majority of the votes cast?

Under our Corporate Governance Principles, a Director nominee, running uncontested, who receives more ‘‘Withheld’’ than ‘‘For’’ votes is required to tender his or her resignation for consideration by the Governance and Nominations Committee. The Governance and Nominations Committee will recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results. Any Director who tenders his or her resignation will not participate in the Board’s decision with respect to the resignation.

15.	Can I change my vote after I have delivered my proxy?

Yes. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Coach before the meeting. Second, you can authorize online or send the Secretary of Coach a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting in person and vote. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

16.	If my shares are held in ‘‘street name’’ by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (which does not include the election of Directors or the advisory vote to approve executive compensation) or if you provide instructions on how to vote by following the instructions provided to you by your broker.

17.	Who will count the votes?

All votes will be tabulated by Broadridge Financial Solutions, the inspector of elections appointed for the meeting.

18.	Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the meeting and publish final results in a Form 8-K filed with the Securities and Exchange Commission (‘‘SEC’’) within four business days after the end of the Annual Meeting.

19.	Who will bear the cost for soliciting votes for the meeting?

The expenses of soliciting proxies to be voted at the meeting will be paid by Coach. Following the original mailing of soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Coach, upon the request of the record holders, will reimburse these holders for their reasonable expenses. The Company has engaged Georgeson Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $8,000 plus reasonable out-of-pocket expenses.

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20.	Will there be access to the meeting room for persons with disabilities?

Yes. Stockholders with disabilities or requiring special assistance may contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Assistant Secretary, Telephone: (212) 615-2002 for information.

21.	Whom should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Investor Relations Dept., Telephone: (212) 629-2618.

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PROPOSAL 1: ELECTION OF DIRECTORS

Coach’s Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Eight Directors will be elected at this year’s Annual Meeting. Each Director’s term lasts until the 2013 Annual Meeting of Stockholders and until he or she is succeeded by another Director who has been elected and qualifies. All of the nominees are currently members of Coach’s Board of Directors. The Board of Directors recommends that you vote FOR all of the Director nominees below.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of August 31, 2012.

Name	Age	Position with Coach
Lew Frankfort	66	Chairman, Chief Executive Officer and Director
Susan Kropf	63	Director
Gary Loveman	52	Director
Ivan Menezes	53	Director
Irene Miller	60	Director
Michael Murphy	75	Director
Stephanie Tilenius	45	Director
Jide Zeitlin	48	Director

Lew Frankfort has been involved with the Coach business for more than 30 years, having joined Coach in 1979. He has served as Chairman and Chief Executive Officer of Coach since November 1995. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee Corporation from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. He also serves on the Board of Directors of Teach for America, a public-private partnership aimed at eliminating educational inequity in America, and Advanced Assessment Systems LLC (LinkIt!), a provider of online testing, data management and intervention solutions serving the K-12 educational market, and he is a member of the Board of Overseers at Columbia Business School. In 2012, Barron’s recognized Mr. Frankfort as one of its 30 ‘‘World’s Best CEO’s,’’ and the World Retail Congress inducted Mr. Frankfort into the World Retail Hall of Fame. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an M.B.A. degree in Marketing from Columbia University.

Coach’s Board believes that Mr. Frankfort is qualified to serve as Chairman of the Board based on all of the experience described above, his more than 30 years of exemplary leadership to Coach, his depth and breadth of knowledge of every facet of our business and his proven track record of delivering sustainable long-term growth.

Susan Kropf has served as a member of Coach’s Board of Directors since June 2006. From 2001 to January 2007, Ms. Kropf served as President and Chief Operating Officer of Avon

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Products, a global beauty company, where she had day-to-day oversight of Avon’s worldwide operations. Before that, she was Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations, with responsibility for the company’s North American operating business unit as well as global marketing, R&D, supply chain operations and information technology. Ms. Kropf also serves on the Boards of MeadWestvaco Corp., Sherwin Williams Co., Kroger Co. and the Wallace Foundation. Ms. Kropf holds a Bachelor of Arts degree from St. John’s University and an M.B.A. degree in Finance from New York University.

Coach’s Board believes that Ms. Kropf is qualified to serve as a Director based on all of the experience described above, her experience as an executive officer of a major publicly traded global consumer products company, her strong financial background, and her extensive experience in manufacturing, marketing, supply chain operations, customer service and product development.

Gary Loveman has served as a member of Coach’s Board of Directors since January 2002. Mr. Loveman is the Chairman, Chief Executive Officer and President of Caesars Entertainment Corporation (f/k/a Harrah’s Entertainment, Inc.), a casino entertainment company; he has held the position of President since April 2001, Chief Executive since January 2003, and Chairman since January 2005. He held various other executive positions at Caesars Entertainment Corporation from May 1998 to April 2001. From 1989 to 1998, Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration, where his responsibilities included teaching M.B.A. and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. Mr. Loveman serves as a Director of Caesars Entertainment Corporation and FedEx Corporation, and is a member of the Board of Trustees at Children’s Hospital Boston. He holds a Bachelor of Arts degree in Economics from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Coach’s Board believes that Mr. Loveman is qualified to serve as a Director based on all of the experience described above, his experience as chairman and chief executive officer of a major global company, his strong financial background, and his proven track record of growth and innovation.

Ivan Menezes has served as a member of Coach’s Board of Directors since February 2005. Mr. Menezes is an executive Director and the Chief Operating Officer of Diageo plc, a premium drinks company; he has been an executive Director since July 2012 and Chief Operating Officer since March 2012. Before then he held several senior appointments at Diageo and was the Chairman, Diageo Latin America & Caribbean since July 2011, the Chairman, Diageo Asia Pacific since October 2008, and the President and Chief Executive Officer of Diageo North America since January 2004. He previously served as President and Chief Operating Officer of Diageo North America from July 2002 and as President of Diageo, Venture Markets since July 2000. Before joining Diageo in 1997, he held senior marketing positions with Whirlpool Europe, a manufacturer and marketer of major home appliances, in Milan and was a principal with Booz Allen Hamilton, Inc., a strategy and technology consulting firm, both in Chicago and in London. Mr. Menezes also serves as an executive Director on the Board of Directors of Diageo plc. Mr. Menezes holds a Bachelor of Arts degree in Economics from St. Stephen’s College, Delhi, a post graduate diploma from the Indian Institute of Management, Ahmedabad and an M.B.A. degree from Northwestern University’s Kellogg School of Management.

Coach’s Board believes that Mr. Menezes is qualified to serve as a Director based on all of the experience described above, his experience as a senior executive and regional Chairman of a major global consumer products company, his strong financial background, and his proven track record of driving international growth and expansion.

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Irene Miller has served as a member of Coach’s Board of Directors since May 2001. Since July 1997, Ms. Miller has been Chief Executive Officer of Akim, Inc., an investment management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., a bookseller. She joined Barnes & Noble in 1991, became Chief Financial Officer in 1993 and Vice Chairman in 1995. From 1986 to 1990, Ms. Miller was an investment banker at Morgan Stanley & Co. Incorporated. Ms. Miller also serves as a Director of Inditex, S.A. and TD Bank Financial Group and during the past five years, she also served on the Board of Directors of Barnes & Noble, Inc. Ms. Miller holds a Bachelor of Science degree from the University of Toronto and a Master of Science degree from Cornell University.

Coach’s Board believes that Ms. Miller is qualified to serve as a Director based on all of the experience described above, her years of experience as a senior executive and director of several major public and international companies and as an investment banker in the retail industry, her strong financial background, including as the past or present audit committee chair of four boards of directors, and her extensive experience in international corporate governance.

Michael Murphy has served as a member of Coach’s Board of Directors since September 2000. From 1994 to 1997, Mr. Murphy served as Vice Chairman and Chief Administrative Officer of Sara Lee Corporation, a global manufacturer and marketer of consumer goods. Mr. Murphy also served as a Director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979 as Executive Vice President and Chief Financial and Administrative Officer and, from 1993 until 1994, also served as Vice Chairman. Mr. Murphy is also a Director of Civic Federation, Big Shoulders Fund and The Joffrey Ballet. During the past five years, he also served on the Boards of Payless ShoeSource, Inc. and GATX Corporation and as a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy holds a Bachelor of Science degree in Business Administration from Boston College and an M.B.A. degree in Finance from the Harvard Business School.

Coach’s Board believes that Mr. Murphy is qualified to serve as a Director based on all of the experience described above, his years of experience as a senior executive and director of several major public and international companies (including the former parent company of Coach), and his strong financial background, including serving as a Chief Financial and Chief Administrative Officer and as a past Chair of the audit committee of six other boards of directors.

Stephanie Tilenius has served as a member of Coach’s Board of Directors since August 2012. Ms. Tilenius has been Executive-in-Residence at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2012, primarily focusing on companies within its Digital Growth Fund. From February 2010 until June 2012, Ms. Tilenius was vice president of global commerce and payments at Google, Inc., where she oversaw digital commerce, product search and payments. Prior to joining Google, she was at eBay Inc. from March 2001 until October 2009, ultimately as Senior Vice President of eBay.com and global products. Ms. Tilenius was also a co-founder of PlanetRx.com and has worked at other technology and business enterprises. She is on the Board of IronPlanet, Inc. and Chair of the Advisory Board of the Harvard Business School California Research Center. She holds a Bachelor of Arts degree in Economics and a Master of Arts degree in International Finance from Brandeis University, and an M.B.A. from Harvard University.

Coach’s Board believes that Ms. Tilenius is qualified to serve as a Director based on all of the experience described above, her role as a senior executive at several large public companies, her experience in the consumer internet sector, including her varied digital and ecommerce expertise, along with her strategic insight and leadership skills.

Jide Zeitlin has served as a member of Coach’s Board of Directors since June 2006. Since 2005 Mr. Zeitlin has primarily been a private investor. He formerly served as a partner at The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm,

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where his career included a number of senior management positions in the investment banking division; he focused on the consumer, industrial and healthcare industries. He also served in the firm’s executive office. Mr. Zeitlin joined Goldman Sachs full-time in 1987, became a partner in 1996 and retired from the firm in December 2005. Mr. Zeitlin serves as a Director of Affiliated Managers Group, Inc. and is a board member at a number of not-for-profit organizations, including having served as Chairman of the Board of Trustees at Amherst College. Mr. Zeitlin holds an A.B. degree in Economics and English from Amherst College and an M.B.A. degree from Harvard University.

Coach’s Board believes that Mr. Zeitlin is qualified to serve as a Director based on all of the experience described above, his experience as a senior investment banker and executive in multiple industries (including consumer products), his strong financial background and his extensive experience in international business and developing markets.

Director Qualifications

The Company does not set specific criteria for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including the independence requirements of the NYSE, the SEC and the Hong Kong Stock Exchange. Nominees for Director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the Governance and Nominations Committee of the Board believes that each Director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and its business, and (c) the relative standing of the Company and its business in relation to its competitors. The Board believes that each of its current Directors, all of whom are nominated for reelection, meet all of these qualifications, as well as the individual qualifications presented above in each of their biographies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ ALL OF THE ABOVE NOMINEES FOR DIRECTOR.

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PROPOSAL 2: RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

This section should be read in conjunction with the ‘‘Audit Committee Report’’ presented below.

Appointment of Auditors; Attendance at Meeting

The Audit Committee of Coach’s Board of Directors has appointed Deloitte & Touche LLP (‘‘D&T’’) as our independent registered public accounting firm for the fiscal year ending June 29, 2013. We ask stockholders to ratify the appointment of D&T as our independent registered public accounting firm at the Annual Meeting. Representatives of D&T are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE RATIFICATION OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

Fees for Audit and Other Services

The aggregate fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended July 2, 2011 and June 30, 2012 were approximately as follows:

	Fiscal 2011	Fiscal 2012
(1) Audit Fees	$2,285,000	$2,921,000
(2) Audit-Related Fees	102,000	92,000
(3) Tax Fees	—	—
(4) All Other Fees	—	—

(1)	Audit fees include the fees paid for the audit of Coach’s annual financial statements and internal control over financial reporting, as well as the review of quarterly financial statements and assistance with regulatory and statutory filings. For Fiscal 2012, also includes audit fees in connection with Coach’s listing of Hong Kong Depositary Receipts on The Stock Exchange of Hong Kong Limited.
(2)	Audit-related fees include fees for the audits of employee benefit plans and consultation regarding financial accounting/reporting standards.
(3)	Tax fees include fees for tax planning and consulting, tax compliance and preparation of tax returns.

Audit Committee Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent auditors on an individual basis. All of the services described in lines (1) through (4) above were pre-approved by Coach’s Audit Committee on an engagement-by-engagement basis.

The Audit Committee considered the services listed above to be compatible with maintaining D&T’s independence.

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CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board of Directors held five meetings during fiscal year 2012. In addition to meetings of the full Board, Directors also attended meetings of Board committees. Each of the Directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year. The Board of Directors has an Audit Committee, a Human Resources Committee (the ‘‘HR Committee’’) and a Governance and Nominations Committee (the ‘‘GN Committee’’). All of our outside Directors are invited to attend all committee meetings. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Name of Directors	Audit	Human Resources	Governance and Nominations
Lew Frankfort
Susan Kropf	X	X	X
Gary Loveman	X	X	X
Ivan Menezes	X	Chair	X
Irene Miller*	X	X	Chair
Michael Murphy	Chair	X	X
Stephanie Tilenius~	X	X	X
Jide Zeitlin	X	X	X

*	Ms. Miller also serves as Coach’s Lead Outside Director.
~	Ms. Tilenius joined the Board of Directors on August 2, 2012. As such, she attended no meetings of the Board or its Committees during fiscal year 2012.

All regular quarterly meetings of our Board of Directors and Board committees include an executive session of our independent Directors without members of management present; our Lead Outside Director presides over executive sessions of the Board of Directors. Our outside Directors and Board committees have authority to retain outside advisors as they deem necessary.

Coach encourages each member of the Board of Directors to attend each Annual Meeting of the Company’s stockholders, but has not adopted a formal policy with respect to such attendance. All of Coach’s then-sitting Directors attended the Annual Meeting of Stockholders held in 2011.

The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which includes an evaluation by each Director of the performance of Coach’s Chief Executive Officer, the other Directors, each committee and the Board as a whole. The results of these evaluations are discussed with the Board and committee members once completed.

The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the non-management Directors who is standing for reelection at the Annual Meeting has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. The Company’s independent directors satisfy the independence guidelines as set out under Rule 3.13 of The Stock Exchange of Hong Kong Limited Listing Rules and are considered as independent non-executive directors of the Company for the purpose of The Stock Exchange of Hong Kong Limited Listing Rules. Lew Frankfort is a member of management, and as a result, he is not considered an independent Director.

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Audit Committee

Coach’s Audit Committee is comprised solely of independent Directors and met eight times during fiscal year 2012. The Audit Committee reviews Coach’s auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants and for pre-approving audit and non-audit services rendered by the independent accountants. In addition, the committee reviews Coach’s accounting principles and financial reporting, as well as the independence of Coach’s independent accountants. In discharging its duties, the Audit Committee:

•	is directly responsible for the appointment, compensation determination and oversight of Coach’s independent accountants;

•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;

•	provides oversight of, and has authority for selection and evaluation of, Coach’s internal auditors;

•	meets independently with Coach’s internal auditors, its independent accountants and senior management;

•	reviews the general scope of Coach’s accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and

•	reviews with Coach’s Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach’s public filings and the procedures followed to prepare for such certifications.

Coach’s Board of Directors determined that all members of the Audit Committee were ‘‘independent’’ as defined in the NYSE listing standards and that all were ‘‘financially literate’’ under the rules of the exchange. The Board has determined that Michael Murphy, the Chair of the Audit Committee, is an ‘‘audit committee financial expert’’ under federal securities laws. The Audit Committee operates pursuant to a charter initially approved by the Board of Directors in September 2000 and last revised by the Board in February 2010. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under ‘‘Company Information.’’ We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

Human Resources Committee

Coach’s HR Committee, comprised of Directors who are not members of management, met four times during fiscal year 2012. Coach’s Board of Directors determined that all members of the HR Committee were ‘‘independent’’ as defined in the NYSE listing standards. The HR Committee operates pursuant to a charter initially approved by the Board of Directors in November 2007 (prior to which date the HR Committee’s functions were performed by a combined Human Resources and Governance Committee) and last revised by the Board in February 2010. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under ‘‘Company Information.’’ We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to

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Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel. The HR Committee:

•	determines, approves and reports to the Board of Directors on all elements of compensation for Coach’s executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit plans;

•	performs, or assists the Board in performing, the duties of the Board relating to the annual performance evaluations of the Company’s executive officers and succession planning for key executives; and

•	retained the services of Semler Brossy Consulting Group, LLC (‘‘Semler Brossy’’); a description of the services provided to the HR Committee during fiscal 2012 appears below under ‘‘Compensation Discussion and Analysis — Compensation Decision Making Process — Roles and Responsibilities’’.

Governance and Nominations Committee

Coach’s GN Committee, comprised of Directors who are not members of management, met four times during fiscal year 2012. Coach’s Board of Directors determined that all members of the GN Committee were ‘‘independent’’ as defined in the NYSE listing standards. The GN Committee operates pursuant to a charter approved by the Board of Directors in November 2007 (prior to which date the GN Committee’s functions were performed by a combined Human Resources and Governance Committee). A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under ‘‘Company Information.’’ We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

The GN Committee performs a leadership role in shaping the corporate governance of the Company, and reports to the Board of Directors on matters relating to corporate governance and the identification and nomination of new directors; these duties include succession planning for Company executive positions and conducting annual performance evaluations of the Board and its several committees.

The Corporate Governance Principles, as approved by the Board of Directors and posted on our website, set forth qualifications and criteria for our Directors. The GN Committee’s charter provides that in evaluating Director candidates, the GN Committee shall take into account all factors it considers appropriate, which may include business skills and experiences, prominence and reputation in their profession, concern for the best interests of the Company, strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. The GN Committee’s process includes identification of director candidates and evaluation of the candidates based on the Corporate Governance Principles and the following minimum qualifications:

•	the highest personal and professional ethics, integrity and values;

•	commitment to representing the long-term interests of the stockholders;

•	an inquisitive and objective perspective, practical wisdom and mature judgment;

•	freedom from significant conflicts of interest;

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and

•	a commitment to serve on the Board for an extended period of time.

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The GN Committee’s selection process also provides for engagement of third party search firms, interviews with various members of the Committee, the Board and management, and an evaluation of each individual in the context of the Board as a whole, applying the criteria that it deems appropriate. The final selection of nominees is made by the Board of Directors.

The GN Committee will consider all candidates recommended by stockholders in accordance with the timing and other procedures established in Coach’s Bylaws for stockholder nominations. The GN Committee evaluates all candidates in the same manner, regardless of the source of such recommendation, and, subject to provisions in our Bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in Coach’s proxy statement. Recommendations should be submitted in writing to the Secretary and General Counsel of Coach at 516 West 34th Street, New York, New York 10001. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board in May 2004.

Compensation Committee Interlocks and Insider Participation

Coach’s HR Committee is comprised entirely of the following independent Directors: Ivan Menezes, Chair, Susan Kropf, Gary Loveman, Irene Miller, Michael Murphy, Stephanie Tilenius and Jide Zeitlin. The HR Committee makes all compensation decisions regarding the Company’s executive officers. None of Coach’s executive officers serve on the compensation committee or board of directors of any other company of which any member of the HR Committee or the Board of Directors is an executive officer.

Code of Ethics

Coach has adopted a code of ethics, the Coach Global Business Integrity Program (the ‘‘Program’’). The purpose of the Program is to convey the basic principles of business conduct expected of all Coach officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller and other senior financial personnel performing similar functions. We require officers and employees at or above the level of Manager to attend training on the Program and other matters of business ethics. In support of the Program, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including an anonymous toll-free telephone hotline. The Program meets the definition of ‘‘code of ethics’’ under the rules and regulations of the SEC and is posted on our website at www.coach.com through the Corporate Governance page found under ‘‘Company Information.’’ We will provide to any person without charge, upon request, a copy of the Program guide. You may obtain a copy of the Program by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Other Corporate Governance Matters

Corporate Governance Principles

Coach’s Corporate Governance Principles (the ‘‘Guidelines’’) provide the framework for the governance of Coach. These Guidelines reflect the governance rules for NYSE-listed companies and those contained in the Sarbanes-Oxley Act of 2002. The Board reviews these principles and other aspects of governance periodically. The Guidelines, together with other corporate governance documents of Coach, are posted on our website at www.coach.com through the Corporate Governance page found under ‘‘Company Information.’’ We will provide to any person without charge, upon request, a copy of the Guidelines. You may obtain a copy of the Guidelines by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

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Combined Chairman and Chief Executive Officer; Strong Independent Board

Under Coach’s Bylaws and the Guidelines, the positions of Chairman of the Board and Chief Executive Officer may be held by one person or separately. Since the inception of the Company in June 2000, Lew Frankfort has held the positions of both Chairman and Chief Executive Officer. The Board believes that the Company can most effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team. The Board believes that Mr. Frankfort, acting in the capacities of Chairman and Chief Executive Officer, serves as a bridge between the Board and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges.

The Company has also adopted various policies to provide for a strong and independent Board. The Board and the GN Committee have assembled a Board comprised of capable and experienced directors who are currently or have been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills. The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the non-management Directors who are standing for reelection at the Annual Meeting have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. All Directors, with the exception of the Chairman, are independent as defined under NYSE regulations, and all Committees of the Board are made up entirely of independent Directors. The Board and these Committees are empowered to retain their own counsel or advisors as they deem necessary.

Lead Outside Director

Currently Irene Miller, the Chair of the GN Committee, also serves as Coach’s Lead Outside Director. The Lead Outside Director’s duties and responsibilities include: (i) presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the independent directors; (ii) orchestrating dialogue among the independent directors to enhance productivity of conversations with management; (iii) serving as liaison between the Chairman and Chief Executive Officer and the independent directors; (iv) acting as a liaison between stockholders and the Board where appropriate; and (v) working with the Chairman and Chief Executive Officer in developing the Board’s agenda, including the review of select information sent to the Board, and proposed meeting schedules to assure that there is sufficient time for discussion of all agenda items. Based on these duties and responsibilities, the Board believes that the Lead Outside Director provides an active independent leadership role in the Company’s affairs and an effective balance to the combined role of Chief Executive Officer and Chairman.

Board Diversity

The Company does not have a policy regarding the diversity of the Board. Instead, the GN Committee considers the Board’s overall composition when considering Director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the GN Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

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Board’s Role in the Oversight of Risk

Under Coach’s Bylaws and Guidelines, it is the duty of the Board to oversee the management of Coach’s business, including assessing major risks facing the Company and reviewing options for mitigating these risks. The Board, in its oversight role, periodically reviews the Company’s risk management policies and programs to ensure risk management is consistent with the Company’s corporate strategy and effective in fostering a culture of risk-aware and risk-adjusted decision-making throughout the organization. The Company conducts a vigorous risk management program that is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial and legal risks. The Board and its committees work with senior management, as well as Coach’s independent and internal auditors and other relevant third parties, to ensure that enterprise-wide risk management is incorporated into corporate strategy and business operations. The Board has delegated to its committees responsibility to evaluate elements of the Company’s risk management program based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees consider whether the Company’s risk programs adequately identify material risks facing the Company in a timely fashion; implement appropriate responsive risk management strategies; and adequately transmit necessary information with respect to material risks within the organization.

Sarbanes-Oxley Certifications

Coach has filed with the SEC, as exhibits to its most recently filed Annual Report on Form 10-K, the certifications required by the Sarbanes-Oxley Act of 2002 regarding the quality of the Company’s public disclosure.

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AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing Coach’s accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Coach’s internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Coach’s independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Coach’s systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America.

The Audit Committee reviewed and discussed the audited financial statements for the year ended June 30, 2012 with management and Coach’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Coach’s accounting principles and such other matters as are required to be discussed with the Audit Committee. Coach’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T as well as their firm’s independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Coach’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 that has been filed with the Securities and Exchange Commission.

Audit Committee

Michael Murphy, Chair
Susan Kropf
Gary Loveman
Ivan Menezes
Irene Miller
Stephanie Tilenius*
Jide Zeitlin

*	Joined the Audit Committee effective August 2, 2012

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EXECUTIVE OFFICERS

The following table sets forth information regarding each of Coach’s executive officers as of August 31, 2012:

Name	Age	Position(1)
Lew Frankfort(2)	66	Chairman, Chief Executive Officer and Director
Jane Nielsen	48	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Jerry Stritzke	52	President, Chief Operating Officer
Reed Krakoff	48	President, Executive Creative Director
Michael Tucci	51	President, North American Group
Todd Kahn	48	Executive Vice President, General Counsel and Secretary
Sarah Dunn	52	Executive Vice President, Human Resources

(1)	Coach’s Executive Officers serve indefinite terms and may be appointed and removed by Coach’s Board of Directors at any time.
(2)	Information regarding Mr. Frankfort is listed under Proposal 1: Election of Directors.

Jane Nielsen assumed the position of Coach’s Executive Vice President and Chief Financial Officer in September 2011. Ms. Nielsen joined Coach from PepsiCo, Inc., where since 2009 she was Senior Vice President and Chief Financial Officer of PepsiCo Beverages Americas and the Global Nutrition Group, with combined revenues of $17 billion. In her role, Ms. Nielsen was responsible for all financial management including financial reporting, performance management, capital allocation and strategic planning. From 1996 to 2009, Ms. Nielsen held successively senior roles in finance with PepsiCo, as well as with Pepsi Bottling Group, including in the areas of Mergers & Integration, Investor Relations and Strategic Planning. From 1990 until joining PepsiCo in 1996, Ms. Nielsen was with Marakon Associates, a global strategy consulting firm, and began her career in 1986 at Credit Suisse First Boston as an analyst. Ms. Nielsen has a BA in Economics from Smith College and an M.B.A. from Harvard Business School.

Jerry Stritzke joined Coach as an Executive Officer in March 2008 and was named President and Chief Operating Officer in July 2008. From 1999 through August 2007, Mr. Stritzke held several senior executive positions within the Limited Brands, Inc. organization, a retail conglomerate. During that time, he held the positions of Chief Operating Officer and Co-Leader of Victoria’s Secret, which included Victoria Secret Stores, Victoria’s Secret Direct, Victoria’s Secret Beauty and Pink. He also served as Chief Executive Officer of MAST Industries, contract manufacturers, importers and distributors of apparel. He joined Limited Brands in 1999 as Senior Vice President, Operations. From 1993 until 1999, Mr. Stritzke was a consultant with the retail consulting firm of Webb and Shirley. In 1992, he practiced law at Stritzke Law Office, and until then, he was a partner at Best, Sharp, Sheridan & Stritzke after joining them as an associate in 1985. Since June 2012, Mr. Stritzke is also a director of lululemon athletica inc. Mr. Stritzke received a Bachelor of Science degree from Oklahoma State University and a Juris Doctor from the University of Oklahoma.

Reed Krakoff was appointed President, Executive Creative Director in September 1999 after joining Coach as Senior Vice President and Executive Creative Director in December 1996. In 2010, Coach launched Reed Krakoff, with stores now operating in New York, Las Vegas and New Jersey; the brand is also sold in leading specialty stores including Neiman Marcus, Saks Fifth Avenue and by online retailer Net-a-porter. Prior to joining Coach, Mr. Krakoff served as Senior Vice President, Marketing, Design & Communications from January 1993 until December 1996,

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and as Head Designer, Sportswear from April 1992 until January 1993 at Tommy Hilfiger USA, Inc. From July 1988 through April 1992, Mr. Krakoff served as a Senior Designer in Design and Merchandising for Polo/Ralph Lauren. In 2012, Mr. Krakoff received the Council of Fashion Designers of America’s Accessory Designer of the Year Award. Mr. Krakoff holds an A.A.S. degree in Fashion Design from Parsons School of Design and a Bachelor of Arts degree in Economics and Art History from Tufts University.

Michael Tucci was appointed President, North American Group in February, 2012 after joining Coach as President, North American Retail, in January 2003. Mr. Tucci joined Coach from Gap, Inc., a specialty retailer, where he held the position of Executive Vice President, Gap, Inc. Direct from May 2002 until January 2003. He held the position of Executive Vice President of Gap Body from May 2000 until May 2002. From April 1999 to May 2000, Mr. Tucci served as Executive Vice President, Customer Store Experience, Gap Brand. Between May 1996 and April 1999, Mr. Tucci served as Executive Vice President for GAP Kids and Baby Gap. He joined Gap in December 1994 as Vice President of Merchandising for Old Navy. Prior to joining Gap, he served as President of Aeropostale, a specialty store division of Macy’s, which culminated his twelve-year career with the company which included senior buying and merchandising roles. Since December 2012, Mr. Tucci also serves as a director of The Fresh Market, Inc. He joined Macy’s Executive Training Program from Trinity College, where he earned a Bachelor of Arts degree in English, and currently serves on the Trinity College Board of Fellows.

Todd Kahn was appointed Executive Vice President in August 2011, after joining Coach as Senior Vice President, General Counsel and Secretary in January 2008. Prior to joining Coach, from July to September 2007, Mr. Kahn served as President and Chief Operating Officer of Calypso Christian Celle, a luxury lifestyle brand. From January 2004 until July 2007, Mr. Kahn served as Executive Vice President and Chief Operating Officer of Sean John, a private lifestyle apparel company. From August 2001 until December 2003, he was President and Chief Operating Officer of Accessory Network, a private accessory company. Before joining Accessory Network, Mr. Kahn served as President and Chief Operating Officer of InternetCash Corporation, an Internet payment technology company. He served as Executive Vice President and Chief Operating Officer of Salant Corporation, a public apparel company, after joining the company as Vice President and General Counsel in 1993. From 1988 until 1993, Mr. Kahn was a corporate attorney at Fried, Frank, Harris, Shriver and Jacobson in New York. Mr. Kahn received a Bachelor of Science degree from Touro College and a Juris Doctor from Boston University Law School.

Sarah Dunn was appointed Executive Vice President in August 2011, after joining Coach as Senior Vice President, Human Resources in July 2008. Prior to joining Coach, Ms. Dunn held executive positions at Thomson Financial and at Reuters, international multimedia news and financial information agencies. She joined Thomson Financial in 2003 as Chief Content Officer and was appointed Executive Vice President, Human Resources and Organizational Development in April 2005. She was a member of the Thomson Financial Executive Committee and also served on the Human Resources Council of the Thomson Corporation. Ms. Dunn is also a Board member of Youth, I.N.C. Ms. Dunn holds a Bachelor of Science degree in Human Sciences from University College, London, U.K., and a Masters degree in Information Science from City University, London.

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COACH STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information, as of August 31, 2012, with respect to the beneficial ownership of Coach’s common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers as of June 30, 2012, and all current Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

In general, ‘‘beneficial ownership’’ includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or will become exercisable within 60 days. Where indicated, the beneficial ownership described below includes share unit balances held under Coach’s Stock Incentive Plans and Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach’s common stock. The amounts ultimately realized by the Directors will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights but are credited with dividend equivalents, if any.

Beneficial Owner	Shares owned	Percent of Class
BlackRock, Inc.(1)	18,851,669	6.54%
Lew Frankfort(2)	4,825,579	1.68%
Jane Nielsen(3)	11,089	*
Reed Krakoff(4)	655,941	*
Jerry Stritzke(5)	237,158	*
Michael Tucci(6)	317,686	*
Michael F. Devine, III	33,510	*
Susan Kropf(7)	76,156	*
Gary Loveman(8)	72,556	*
Ivan Menezes(9)	53,681	*
Irene Miller(10)	107,156	*
Michael Murphy(11)	101,794	*
Stephanie Tilenius	0	*
Jide Zeitlin(12)	80,073	*
All Directors and Officers as a Group (15 people)(13)	6,656,167	2.31%

*	Less than 1%.

(1)	BlackRock, Inc. (‘‘BlackRock’’), as of December 30, 2011, possessed sole voting and dispositive power with respect to 18,851,669 securities based on a schedule 13G filed with the SEC on February 9, 2012. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act located at 40 East 52nd Street, New York, New York 10022.
(2)	Includes 2,754,730 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options.
(3)	Includes 10,855 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options.
(4)	Includes 531,930 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options.
(5)	Includes 153,717 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options.

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(6)	Includes 161,446 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options.
(7)	Includes 64,020 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options.
(8)	Includes 47,020 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options and 24,538 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(9)	Includes 21,020 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options and 6,713 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(10)	Includes 92,020 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options.
(11)	Includes 23,020 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options.
(12)	Includes 64,020 shares of common stock that may be purchased within 60 days of August 31, 2012 pursuant to the exercise of options and 16,053 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(13)	Includes 3,973,736 shares subject to options exercisable within 60 days of August 31, 2012 and 47,304 stock equivalents held by our outside Directors.

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PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting of Stockholders:

‘‘RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the accompanying executive compensation tables and related narrative.’’

Adoption of the above resolution requires ‘‘FOR’’ votes from a majority of the votes cast at the Annual Meeting. This vote is advisory, which means that the vote to approve the Company’s executive compensation is not binding on the Company, our Board or the HR Committee of the Board. The Board values stockholders’ opinions and the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Your vote on this resolution is not intended to address specific elements of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement.

The Company’s compensation programs are designed to reward its Named Executive Officers and employees for furthering the Company’s primary objective: driving sustainable increases in stockholder value through ongoing sales and earnings growth.

The Company has designed its compensation programs to reward our Named Executive Officers and other employees for Coach’s and their sustained high performance, to attract and retain outstanding talent and to align compensation with the long-term interests of our stockholders. A key element of our compensation approach is pay-for-performance. In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis below:

•	Coach has consistently delivered strong operating results, and did so again in fiscal year 2012.

•	The majority of executive compensation is variable, which means the ultimate value the executive earns depends on Coach’s financial and/or stock price performance.

•	We believe we set aggressive goals for financial performance, and we tie those goals to our Annual and Long-Term Incentive Plans.

•	The Board has implemented many executive compensation best practices. In fiscal year 2012, we removed all rights to ‘‘280G gross-up’’ payments from the employment agreements of our executives.

•	We believe we balance risk and reward by including clawback provisions, multiple performance criteria, and caps on potential Annual Incentive and Performance Restricted Stock Unit (‘‘PRSU’’) payments.

•	We have adopted stock ownership guidelines for our Directors and Named Executive Officers. All of our Directors and Named Executive Officers currently exceed these guidelines, except our newest Named Executive Officer and Director who have not yet reached the permitted timeframes to acquire shares.

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•	We have not entered into employment agreements with new Named Executive Officers. Existing agreements with Messrs. Frankfort, Krakoff and Tucci renew automatically for successive one year terms unless either the executive or Board provides notice of non-renewal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation program as it pertains to our Chairman and Chief Executive Officer (CEO), our Chief Financial Officer (CFO), our three other most highly compensated executive officers and our former CFO. Throughout this document, these executives are collectively referred to as the ‘‘Named Executive Officers’’; for fiscal year 2012 they were:

Name	Position
Lew Frankfort	Chairman & Chief Executive Officer
Jane Nielsen(1)	Executive Vice President & Chief Financial Officer
Reed Krakoff	President & Executive Creative Director
Jerry Stritzke	President & Chief Operating Officer
Michael Tucci	President, North American Group
Michael Devine(1)	Former Executive Vice President & Chief Financial Officer

(1) Mr. Devine left the Company in August 2011. He was succeeded by Ms. Nielsen.

Executive Summary

How We Performed in 2012 and How Our Performance Related to Pay

In fiscal year 2012, we continued to deliver double-digit top and bottom line growth, achieving record levels of net sales, operating income and diluted earnings per share (EPS), while maintaining excellent free cash flow. Highlights were:

Fiscal Year 2012 Result(1)
Change Versus
Measure	GAAP	Non-GAAP	Fiscal Year 2011(2)
Diluted EPS	$3.53 per share	SAME	+20.9%
Net sales	$4.76 billion	SAME	+14.5%
Operating income	$1.51 billion	$1.55 billion	+15.9%
Free cash flow	—	$1.04 billion	+17.2%
Annual cash dividend	$1.20 per share as of July 2012		+33.3%

(1)	Non-GAAP Operating Income differs from what is reported under U.S. generally accepted accounting principles (‘‘GAAP’’), and free cash flow is a non-GAAP measure. See Appendix A for a reconciliation of non- GAAP financial measures to our results as reported under GAAP.
(2)	Represents fiscal year 2012 reported GAAP results vs. fiscal year 2011 reported GAAP results except for free cash flow, which is a non-GAAP measure.

Overall, these financial results exceeded our expectations for the year, resulting in the performance-based compensation for fiscal year 2012 summarized below. See Annual Incentive Plan and Long-Term Incentive Plan sections of Fiscal Year 2012 Compensation for details.

•	Annual incentive awards were paid out at 130.6% of target, slightly below the maximum.

•	Performance restricted stock units (PRSUs) tied to fiscal year 2012 financial results were earned at 130.26% of target, slightly below the maximum. These awards are subject to additional vesting and performance criteria.

Our strong financial results were accompanied by significant progress across our key strategies — aggressively growing our international business, becoming a market leader in the Men’s accessories category and harnessing the power of the digital world.

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•	We continued to leverage the international opportunity for Coach, growing organically through distribution and productivity while accelerating the acquisition of key Asian businesses. This strategy is most successfully demonstrated in China, where Coach sales exceeded $300 million, an increase of 64%, and we ended the year with nearly 100 locations.

•	We doubled our Men’s business in 2012 to over $400 million in sales, as we continued to open dedicated standalone and dual-gender locations globally, while also rolling out a broader expression of Men’s to nearly one-third of our North American retail stores.

•	We successfully expanded our digital initiatives, driving double-digit online sales growth while also exploring new ways to communicate with our consumer and grow our database.

•	And, we increased our quarterly dividend by one-third, demonstrating our financial strength, cash flow generation and our commitment to stockholder return.

In the first nine months of the fiscal year, our common stock performance was consistent with our strong results. In the fiscal fourth quarter, the price of our common stock declined, ending the year 11% lower than where it started. Our compensation programs are designed to drive and reward long-term, sustained performance. At the end of the year, the long-term incentive value available to our Named Executive Officers was directly impacted by our stock price at that time. The ultimate value of the long-term incentives granted in fiscal year 2012 (and other years) will depend on the successful execution of our strategic priorities, our financial results, and most directly, our stock price performance.

Long-Term Alignment of Company Performance and CEO Pay

Over the long-term, there is strong alignment between our financial and share price performance, as illustrated below. Diluted EPS and operating income growth were well aligned over the last ten years, with total stockholder return (TSR) during the period growing at a compound annual growth rate (CAGR) of 24%, higher than all but one of the companies in the peer group we use to assess competitive compensation. See Peer Group and Competitive Assessment of Compensation section in Compensation Decision Making Process for details.

	CAGR
Coach Diluted EPS and Operating Income(1)	3-year	5-year	10-year
Diluted EPS	23%	16%	31%
Operating Income	16%	9%	27%
Total Stockholder Return(2)
Coach	31%	5%	24%
Peer Group Median	38%	5%	13%
Peer Group 75th Percentile	48%	10%	18%

(1)	Represents fiscal year 2012 reported GAAP results vs. fiscal years 2009, 2007 and 2002 reported GAAP results for 3-year, 5-year, and 10-year figures respectively.

(2)	TSR was calculated using the closing prices of each company’s common stock on the last trading day of June 2009, June 2007 and June 2002 for 3-year, 5-year, and 10-year figures respectively.

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Focusing on the three-year period covering fiscal years 2010 through 2012, TSR and CEO compensation have also been well aligned, as shown in the following graph:

As displayed in the graph:

•	$100 invested in our common stock on June 30, 2009 grew to $226.04 by the end of fiscal year 2012, a 31% TSR compound annual growth rate.

•	Reported CEO pay, as shown in the Summary Compensation Table, declined slightly (4% per year).

•	Realizable pay is equal to reported pay with the exception of long-term incentive values. Realizable pay is an additional reference point to illustrate the value our CEO can realize from his equity awards as of the end of each fiscal year. This value will be higher or lower than the grant date fair value included in the Summary Compensation Table depending on the price of our common stock at the end of a fiscal year. The graph assumes PRSU awards granted each year will be earned at target (since final results have not yet been determined), but their values reflect our actual stock price at the end of each fiscal year.

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Executive Compensation Practices

Coach’s executive compensation philosophy is focused on pay for performance and is designed to reflect appropriate governance practices aligned with the needs of our business. Below is a summary of compensation practices we have adopted to drive performance and to align with stockholder interests, followed by a list of those we do not practice.

What We Do

Pay for Performance Philosophy: A majority of executive compensation is performance-based and is tied to our financial performance and/or the performance of our stock price.

Stock Ownership Policy: Named Executive Officers must acquire and hold Coach stock worth two to five times their base salary within five years of appointment. As of the most recent measurement date, all Named Executive Officers met or exceeded these requirements, except Ms. Nielsen who was appointed during the year. As of fiscal year 2012, an executive who fails to comply with the policy in the required timeframe may sell only 50% of the after-tax shares received from stock option exercises or the vesting of RSUs and PRSUs until they are in compliance with the policy.

Double Trigger Equity Acceleration Upon a Change-in-Control: As of November 2010 all new long-term incentive award grants provide for accelerated vesting upon a change-in-control only if the executive is involuntarily terminated (without Cause) in conjunction with that change-in-control.

Independent Executive Compensation Consultant: The HR Committee works with an independent executive compensation consultant on matters surrounding executive pay and governance. This consultant provides no other services to Coach.

Mitigation of Undue Risk: Our compensation plans have provisions to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, multiple performance metrics and Board and management processes to identify risk. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Regular Review of Share Utilization: We regularly evaluate share utilization levels by reviewing overhang levels and run rates to ensure the dilutive impact of stock compensation remains at appropriate levels.

Clawback Policy: Named Executive Officers are subject to a clawback policy that applies in the event of certain financial restatements, violation of our non-competition or non-solicitation policies, or in the event of termination for cause.

Holding Period on PRSUs Granted to Mr. Frankfort: One-half of the PRSUs granted to our Chairman and CEO, Mr. Frankfort, have a post-vesting holding period that will apply before they are released.

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What We Don’t Do

No Excise Tax Gross-Ups Upon Change in Control: In May 2012, we amended our employment agreements to remove 280G tax gross-up benefits.

No Excessive Executive Perquisites: We provide only standard benefits and perquisites (e.g., executive disability and life insurance, a transportation allowance, and contributions to our supplemental retirement plan) that are consistent with competitive practices.

No Tax Gross-Ups on Perquisites or Benefits.

No Payment of Current Dividends on Unvested Long-term Incentives: Dividend equivalents on unvested RSUs and PRSUs are reinvested in additional RSUs or PRSUs and are only paid out to the extent that the underlying award is ultimately earned.

No Repricing Underwater Stock Options; No Grants Below 100% of Fair Market Value.

No Inclusion of Long-term Incentive Awards in Severance Calculations.

No Permitted Hedging, Short Sales or Derivative Transactions in Company stock.

Results of 2011 Stockholder Advisory Vote to Approve Executive Compensation

At our 2011 Annual Meeting of Stockholders, we held our first advisory vote on executive compensation (‘‘Say on Pay’’). We were pleased that 82% of the votes cast were in favor of our compensation programs, and that over 88% of the votes cast approved our HR Committee’s recommendation to hold Say on Pay advisory votes on an annual basis. The HR Committee believes the result reflected strong stockholder support for Coach’s compensation programs and practices. Of course, the business and executive compensation environments continue to evolve, and we and the HR Committee continue to modify our programs and practices accordingly.

HR Committee Response to Areas of Feedback

Based on feedback received from stockholders and the HR Committee’s ongoing evaluation of our programs, changes made in fiscal year 2012, also described above, were to:

•	Amend our employment agreements to remove 280G tax gross-up benefits upon a change in control;

•	Adopt restrictions on the ability of executives to sell shares or exercise stock options in the event of non-compliance with our stock ownership policy; and

•	Expand our explanation of the PRSUs granted to certain Named Executive Officers in recent years.

Overall, we believe our executive compensation programs support our business objectives and align executive pay with Company performance, and we look forward to receiving your support for our programs this year.

Remainder of Compensation Discussion and Analysis

The remainder of this Compensation Discussion and Analysis is divided into the following sections:

•	Compensation Program Objectives and Elements of Compensation (page 29)

•	Fiscal Year 2012 Compensation (page 30)

•	Other Compensation and Benefits Elements (page 39)

•	Compensation Decision Making Process (page 41)

•	Additional Information (page 43)

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What We Pay and Why: Program Objectives and Elements of Compensation

Compensation Program Objectives

Coach’s primary objective is to drive sustained increases in stockholder value through ongoing sales and earnings growth. Our business strategy and our compensation programs are an outgrowth of this objective: we strive to deliver a market-competitive level of fixed compensation, with the opportunity for above average rewards when Coach and the executive exceed our performance objectives. Our team of Named Executive Officers has been highly successful at Coach and has been critical in driving our long-term high performance. Each is highly marketable in our industry as a result of their and our success. In particular, Lew Frankfort and Reed Krakoff have filled senior executive roles at Coach for over 30 years and for 16 years, respectively, and each is well-recognized in our industry, having won numerous business and creative awards. Together with our other Named Executive Officers, they have built and are continuing to grow a highly successful, market-leading global accessories brand. Therefore the HR Committee believes continuity and effective succession in leadership are required for the successful execution of our long-term strategic objectives; the compensation program for Coach’s Named Executive Officers is designed to serve the following goals:

•	Reward performance, with performance-based pay constituting a significant portion of total compensation;

•	Support the attainment of Coach’s long and short-term strategic and financial objectives;

•	Align Named Executive Officers’ interests with our stockholders’ and to encourage ownership of Coach stock by our Named Executive Officers;

•	Reward Named Executive Officers for continuous improvement in key financial metrics that drive stockholder value;

•	Be competitive with Coach’s peer companies;

•	Reflect the unique performance, career histories, contributions, and skill sets of each Named Executive Officer; and

•	Enable us to attract and retain the executive talent necessary to profitably grow our business.

Elements of Compensation

Compensation for our Named Executive Officers includes both fixed and performance-based components, with the heaviest weight placed on performance-based components. We consider a component to be performance-based if the amount eventually earned or paid varies based on one or more elements of the Company’s financial performance (e.g., operating income, earnings per share, etc.) or stock price performance. Performance-based components are designed so that above average performance is rewarded with above average payouts, and vice versa. The fixed components of compensation are designed to be competitive, typically at the middle of the market. We do not attempt to peg any single element of compensation to specific peer company percentiles or ratios, rather peer company data is one of several factors considered by the HR Committee when determining executive compensation. See Compensation Decision Making Process for details.

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Performance-based compensation components include:

•	Annual Incentive Plan Payouts: The Annual Incentive Plan is designed to encourage all of our employees, including our Named Executive Officers, to exceed our pre-established annual financial performance goals. The maximum annual incentive payout is capped at 133.33% of each executive’s target payout.

•	Stock Options: We grant stock options to drive a focus on the strategies and performance that we expect to result in increased stockholder value over time. Since they have value only when our stock price increases from the price on the date of grant, stock options have been a critical motivational tool over the years, supporting Coach’s sustained success and growth. While other companies have reduced the weight of stock options in their long-term incentive programs, we have maintained their weight because of this strong pay for performance relationship. Therefore, for all of our Named Executive Officers, stock option value represents the majority of total annual long-term incentive value granted. In the case of Mr. Frankfort, his fiscal year 2012 stock option grant value represented 85% of his regular annual long-term incentive grant value. Stock options vest in equal one-third increments over three years and expire on the tenth anniversary of the grant date.

•	PRSUs: In recent years, the HR Committee has granted PRSUs to certain of our Named Executive Officers. The pre-established financial goals underlying these awards are intended to drive a focus on our long-term strategic objectives, and the vesting schedules utilized are designed to drive retention.

Fixed compensation components include:

•	Base Salary: We consider market-competitive base salaries to be necessary to attract and retain high performing executives.

•	RSUs: We grant RSUs annually to our Named Executive Officers to encourage retention. Regular annual RSU grants cliff vest after three years and represent the smaller portion of total annual long-term incentive value granted. Although the number of shares earned depends solely on retention, their value rises (and falls) with the price of common stock.

The relative weighting of these performance-based and fixed compensation components for each of our Named Executive Officers is graphically represented in the next section Fiscal Year 2012 Compensation.

Fiscal Year 2012 Compensation

The HR Committee of the Board of Directors worked with its outside compensation consultant, Semler Brossy Consulting Group (‘‘Semler Brossy’’) to ensure each Named Executive Officer’s fiscal year 2012 compensation was aligned with our annual and long-term objectives, included an appropriate balance of performance and retention incentives, and utilized staggered vesting dates to support ongoing continuity of leadership. As part of its annual routine, in fiscal year 2012 the HR Committee:

•	Granted Named Executive Officers, other than Mr. Krakoff, salary increases for fiscal year 2012 ranging from 0 to 4% based on their performance and in line with our salary increase budget. Mr. Krakoff received an 8.6% salary increase as called for in his Employment Agreement and to replace his Company-paid driver perquisite. Mr. Frankfort received no salary increase. Details of salary decisions are found in the Base Salary section.

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•	Approved payment of fiscal year 2012 annual incentives at 130.6% of target based on our operating income, diluted EPS, sales and free cash flow results compared to the objective performance criteria established by the HR Committee at the start of the fiscal year. Details of the Annual Incentive Plan results are found in the Annual Incentive Plan section.

•	Made long-term incentive award grants to each Named Executive Officer in the form of stock options, RSUs and/or PRSUs. Details of these grants are found in the Long-Term Incentive Plan section.

The following chart depicts the relationship between the primary elements of compensation in fiscal year 2012 for each Named Executive Officer. For our CEO, approximately 77% of his total compensation was performance-based, the ultimate value of which depends on our financial performance and stock price. The chart illustrates total compensation for fiscal year 2012 as described in the Base Salary, Annual Incentive Plan and Long-Term Incentive Plan sections and as shown in the Summary Compensation Table for fiscal year 2012 (and also known as ‘‘reported pay’’).

FY12 Actual Total Direct Compensation Mix

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Lew Frankfort
12%
30%
33%
14%
7%
4%
Jane Nielsen
11%
16%
11%
11%
49%
1%
Reed Krakoff
15%
6%
41%
31%
3%
3%
Jerry Stritzke
19%
28%
26%
10%
13%
4%
Michael Tucci
10%
15%
14%
23%
37%
2%
Salary
Bonus
Non-Equity Incentive Plan Compensation
Option Awards
Stock Awards: PRSUs
Stock Awards: RSUs
All Other Compensation

In addition to the above, the HR Committee approved and implemented three additional changes:

•	In August 2011, the HR Committee approved an increase in Mr. Tucci’s maximum annual incentive opportunity from 125% to 150% of his base salary, and granted him a five-year performance and retention award consisting of PRSUs and RSUs. These compensation changes were intended to recognize increases in the complexity of Mr. Tucci’s role and to ensure his ongoing leadership of our largest geographic market, North America. These compensation changes were disclosed in our fiscal year 2011 proxy statement and also appear again in this proxy statement. Mr. Tucci’s success in expanding our geographic reach into Canada, in rapidly growing our Men’s accessories business, and in balancing traditional retail with digital marketing and e-commerce are key elements of our long-term strategy. In February 2012, Mr. Tucci’s responsibilities were further expanded to include leadership of our North American wholesale business.

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•	In September 2011, following the resignation of her predecessor Mr. Devine, we appointed Ms. Nielsen as our Executive Vice President and CFO. Ms. Nielsen receives a base salary, annual and long-term incentives and benefits and perquisites commensurate with her role. To induce Ms. Nielsen to join Coach and to replace certain compensation and benefits from her former employer, including the value of outstanding equity awards and future accruals on a defined benefit pension, she also received a sign on package which included:

o	A $1.4 million cash payment, $700,000 of which was paid in October 2011 and the balance of which will be paid in September 2012. If Ms. Nielsen voluntarily resigns or is terminated for ‘‘cause’’ (as defined in her offer letter) within two years, she is required to repay a pro-rata portion of this bonus.

o	An RSU award with a grant date fair value of $1.7 million that will vest 30% on the third anniversary of the grant date, 50% on the fourth anniversary of the grant date and 20% on the fifth anniversary of the grant date (assuming continued employment on those dates).

o	Eligibility to participate in our standard relocation program for Vice Presidents and above, should she choose to relocate her family.

•	In October 2011, we entered into a consulting agreement with Mr. Devine, our former CFO. Mr. Devine’s agreement provided that he would deliver consulting services to Coach on an as-needed, day-to-day basis, not to exceed a six-month period and subject to a cap of $50,000 in total fees. Mr. Devine’s total consulting fees were $35,000, as reflected in the ‘‘Other Compensation Column’’ in the Summary Compensation Table.

Base Salary

Coach employees, including our Named Executive Officers, are paid a base salary based on the responsibilities of their positions, the skills and experience required for the position, their individual performance, business performance, labor market conditions and with reference to peer company salary levels.

The annual salary rates in effect during fiscal year 2012 for our Named Executive Officers are listed below. Salary increases take effect on September 1 of each year, unless otherwise noted. Mr. Frankfort’s salary remained unchanged from the prior year because the HR Committee intends to maintain his salary rate through the end of fiscal year 2013.

			Current
	Prior Annual	Percent	Annual	Base Salary
Named Executive Officer	Salary Rate	Increase	Salary Rate	Earned in FY12
Lew Frankfort	$1,500,000	0%	$1,500,000	$1,500,000
Jane Nielsen(1)	N/A	N/A	575,000	479,167
Reed Krakoff(2)	2,625,000	8.6%	2,850,650	2,850,650
Jerry Stritzke	900,000	3.9%	935,000	929,167
Michael Tucci	880,000	4.0%	915,000	909,167
Mike Devine	600,000	N/A	N/A	136,154

(1)	Ms. Nielsen was hired in September 2011.

(2)	Mr. Krakoff’s salary is determined according to the terms of his Employment Agreement approved by the HR Committee on March 11, 2008. Mr. Krakoff received an 8.6% increase to $2,850,650 at the start of fiscal year 2012. 5% of this increase was according to the terms of his Agreement. The additional 3.6% increase (and the associated increase in annual bonus opportunity) replaces his Company-paid driver perquisite. Details of this change were provided in our fiscal year 2011 proxy statement.

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Fiscal 2013 Compensation Decision. In early fiscal year 2013, the HR Committee froze all Named Executive Officer salaries at their current levels through fiscal year 2013, including Mr. Krakoff’s salary.

Annual Incentive Plan

The Annual Incentive Plan is designed to encourage all of our employees, including our Named Executive Officers, to exceed our annual financial objectives. In determining the financial measures, targets, and incentive payout schedule for each year, the HR Committee considers prior fiscal year performance, desired financial performance levels in line with our annual and long-range financial plan, and macroeconomic conditions. Actual payments are made in cash to all participants within two and one-half months after the end of our fiscal year, based on the degree to which the objectives have been achieved, as certified and approved by the HR Committee. No executive may receive an annual incentive payment exceeding $12.0 million under the Annual Incentive Plan for any fiscal year.

For fiscal year 2012, the HR Committee approved the performance measures and associated weights, and the results necessary to earn various levels of payout, all of which are displayed in the following table. The performance measures used to determine awards under the Annual Incentive Plan are the ones we believe drive increases in stockholder value over time. Achieving the ‘‘target’’ performance level shown below for each performance measure entitled the Named Executive Officer to receive his or her target award for that measure; achieving the ‘‘maximum’’ award level shown below entitled the Named Executive Officer to receive his/her maximum award, or 133.33% of the target award for that measure. If performance is below the ‘‘threshold’’ performance level shown below, there is no payout for that measure. As displayed below, our fiscal year 2012 financial results exceeded the maximum financial objective for operating income, diluted EPS, and free cash flow; and slightly exceeded the target financial objective for net sales.

Measure of Coach, Inc. Performance	Weight	Prior Year Results(1)	Needed to Achieve Threshold Award	Needed to Achieve Target Award	Needed to Achieve Maximum Award	Fiscal Year 2012 Results(1)	Payout as a % of Target Incentive(2)	Payout as a % of Maximum Incentive(2)
Operating income (millions)	40%	$1,330.6	$1,163.9	$ 1,456.0 +9% vs. prior year	$1,487.1	$1,512.0 +14% vs. prior year	133.33%	100.0%
Diluted earnings per share	25%	$2.92	$2.67	$3.34 +14%	$3.41	$3.51 +20%	133.33%	100.0%
Free cash flow (millions)	25%	$885.5	$696.4	$871.2 -2%	$889.8	$1,037.4 +17%	133.33%	100.0%
Net sales (millions)	10%	$4,158.5	$3,793.3	$4,745.2 +14%	$4,846.5	$4,763.2 +15%	105.9%	79.4%
Weighted average percentage payout:							130.6%	97.9%

(1)	Diluted EPS, Operating Income and free cash flow differ from what is reported under GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.
(2)	Actual payout is 0% if performance is below threshold, 100% of target for target performance and 133.33% of target for maximum performance, with interpolation for performance levels between the amounts above.

The next table shows the fiscal year 2012 ‘‘target’’ and ‘‘maximum’’ awards as a percent of base salary that each Named Executive Officer could earn, and the actual award earned, shown as a percent of base salary and dollars paid. The target and maximum award levels were assigned by the HR Committee based on the role and responsibility of each position, peer company levels and with reference to any Employment Agreements. The resulting payouts are displayed in the Summary Compensation Table in the column ‘‘Non-Equity Incentive Plan Compensation’’.

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	Target Award	Maximum Award	Actual Award
	(as % of	(as % of	(as % of
Named Executive Officer	Base Earnings)	Base Earnings)	Base Earnings)(1)	Actual Award
Lew Frankfort	187.5%	250%	244.8%	$3,672,750
Jane Nielsen	75.0	100	97.9	469,296
Reed Krakoff(2)	150.0	200	195.8	5,583,853
				2,142,927
				7,726,780
Jerry Stritzke	112.5	150	146.9	1,365,039
Michael Tucci	112.5	150	146.9	1,335,657

(1)	The figures in this column equal the target award for each Named Executive Officer multiplied by the weighted average percent payout explained above (130.6% of target).
(2)	Under his employment agreement, Mr. Krakoff was entitled to receive an annual incentive of 150% of base earnings at target plus an additional performance-based incentive of up to $2,188,000 based on the achievement of these same financial targets. His payout on this second incentive was $2,142,927 as shown above.

Long-Term Incentive Plan

Long-term incentives represent a significant proportion of compensation at Coach and are designed to reward participants the way stockholders are rewarded: through growth in the value of Coach’s common stock. At the end of fiscal year 2012, over 1,300 of our employees were eligible to receive an annual long-term incentive award in the form of stock options and/or RSUs. We offer an ‘‘equity choice’’ program, under which eligible employees may elect to receive their annual long-term incentive in the form of stock options, RSUs or a combination of the two. Under this program, the ratio of stock options to RSUs is set so that the grant date fair market value of stock options and RSUs is approximately equal. This choice is not available to our executive officers, including our Named Executive Officers, who receive a combination of stock options and RSUs, with the amount of each determined by the HR Committee based on their roles in the organization and with a heavier weight on stock options, since stock options’ eventual value is directly tied to increases (or decreases) in stockholder value, aligned with our pay for performance philosophy. In all cases, the purpose of the grants is to align executives’ interests with those of our stockholders, reward employees for enhancing stockholder value, encourage retention and provide a means to increase ownership of Coach common stock. We also grant RSUs and PRSUs on a selective basis as part of new hire agreements, to encourage retention or to reward extraordinary individual results. We have found our program to be especially effective at motivating both sustained high performance and retention.

The number of stock options and RSUs granted to a Named Executive Officer each year is designed to deliver relatively consistent value on a year to year basis, so the number is therefore adjusted each year based primarily on changes in Coach’s stock price and underlying assumptions used in calculating the expense in accordance with FASB ASC 718. Adjustments may also be made based on changes in the executive’s responsibilities and performance, changes in the competitive marketplace, or other factors determined by the HR Committee.

All awards since November 3, 2010 have been and will be made under the terms and conditions of the 2010 Stock Incentive Plan. All awards prior to November 3, 2010 were made under the terms and conditions of our 2000 and 2004 Stock Incentive Plans. Awards are made on pre-determined dates, with the bulk of the awards made on the date of the HR Committee’s regularly scheduled August meeting, at the same time that salary increases and bonus payments are approved. New hire, promotion and other special grants are made on the first business day of the fiscal month following the relevant event.

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An agreement documenting each grant includes specific provisions relating to the executive’s termination. Our stock option, RSU, and PRSU grants contain a financial penalty (which extends for a period beyond the exercise of options or the vesting of RSUs or PRSUs) for executives who violate our non-competition and/or non-solicitation rules or who violate other business standards established by Coach (a ‘‘clawback’’). Special rules accelerating vesting apply to terminations due to death or permanent disability, a business closing or a termination in connection with a change in control, and vesting may continue in the case of a qualified retirement (unless otherwise specified in the applicable grant agreement) or following an involuntary termination of employment under some circumstances. Most grants made prior to November 3, 2010 fell under our 2000 and 2004 Stock Incentive Plans which allowed for automatic accelerated vesting upon a change in control.

Stock Options: Since our initial public offering in 2000, stock option grants have been a critical long-term incentive supporting our growth strategy. We believe stock options focus our executives on execution of our strategic objectives, driving sustained stock price growth. We consider stock options to be performance-based since they only generate value when our stock price increases above the grant date price. When the stock price does not increase above the grant date price, neither the executive nor the stockholder realizes value. Stock option grants carry a term of ten years, and the awards granted annually to our Named Executive Officers vest in one-third increments over three years. As of November 3, 2010, the grant (or exercise) price of all stock options granted is the closing price on the date of grant.

Restricted Stock Units: Since their primary purpose is to encourage executive retention, RSUs granted annually to our Named Executive Officers vest in full three years after the grant date.

Fiscal Year 2012 Stock Option and RSU Grants: On August 3, 2011, the HR Committee made the following stock option and RSU awards to our Named Executive Officers, with consideration given to each Named Executive Officer’s performance, to the values granted in prior years, to the price of Coach stock on the date of grant, and (in the case of stock options) to the estimated Black-Scholes value of the stock option. The target grant date fair values in fiscal year 2012 were similar to grants made in the prior year. As described above, stock options vest one-third per year over three years and RSUs vest in full on the third anniversary of the grant date.

Named Executive Officer	Stock Options with an Exercise Price of $61.92 per Share	RSUs
Lew Frankfort	265,744	12,920
Reed Krakoff	380,433	9,690
Jerry Stritzke	81,356	9,690
Michael Tucci	81,356	9,690

And on September 6, 2011, the first business day of our fiscal month following her appointment, the HR Committee authorized the following stock option and RSU awards for Ms. Nielsen:

Named Executive Officer	Stock Options with an Exercise Price of $53.13 per Share	RSUs
Jane Nielsen	32,564	39,526(1)

(1)	31,997 of the 39,526 RSUs were part of Ms. Nielsen’s sign on package. For more information related to Ms. Nielsen’s compensation at hire, please see Fiscal Year 2012 Compensation.

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Performance Restricted Stock Units (PRSUs) and Other Special Long-Term Incentive Awards: Starting in fiscal year 2010, the HR Committee has authorized several special multi-year performance and retention awards. Utilization of these awards reflects a lessening of our reliance on employment agreements to secure and retain top executive talent. With or without employment agreements, we believe successful execution of our strategies and continuity of leadership by our highly successful and marketable executive team are critical drivers of long-term stockholder value. These special awards are summarized below:

				Form of
Named				Long-Term
Executive	Authorization	Award		Incentive
Officer	Date(1)	Value	Award Objectives	Award
Mr. Frankfort	August 6, 2009	$10,000,000	* Drive focus on our international growth strategy while at the same time supporting consistent annual sales and earnings growth for Coach, Inc.	100 % PRSUs

			* Retain Mr. Frankfort for a period of at least four years.

Mr. Stritzke	August 5, 2010	$7,000,000	* Drive focus on our international growth strategy while at the same time supporting consistent annual sales and earnings growth for Coach, Inc. and reward stock price growth.	40% PRSUs 30% stock options 30% RSUs

			* Retain Mr. Stritzke for a period of at least four years.

Mr. Tucci	August 4, 2011	$7,000,000	* Drive ongoing efficient growth in North America including improved store sales productivity, expansion of men’s accessories business and maximization of digital e-commerce business.	60% PRSUs 40% RSUs

			* Retain Mr. Tucci for a period of at least five years.

(1)	Date on which the overall award objective and structure, and stock options and RSUs were approved by the HR Committee. A portion of total PRSUs were granted on the authorization date and other portions of the PRSU grants were or will be made in subsequent years as described below.

Each of these awards was structured specifically to reward progress on our long-term strategy to drive profitable global growth, and to provide continuity of strong leadership as the global economy continues to experience a period of economic uncertainty. The mix of award vehicles, and the vesting and performance measures associated with each award depend on the unique characteristics of each Named Executive Officer and his role. The HR Committee believes international expansion most notably in Asia, and continued efficient growth in North America are the two key drivers of Coach’s future, and that these Named Executive Officers are driving the execution of our strategies. As such, the performance measures underlying these strategies are key components of each award.

Each of the awards is described in more detail on the following pages.

36   |      2012 Proxy Statement

Lew Frankfort Special Award Summary ($10,000,000 total award value):

•	$3,000,000 PRSU granted in fiscal year 2010, and will pay out following the end of fiscal year 2013 based on Coach’s performance versus international sales targets established by the HR Committee at the start of fiscal year 2010.

•	$7,000,000 PRSU granted as four separate awards of $1,750,000 in each of fiscal years 2010 - 2013.

o	Each award may pay out following the end of fiscal 2013 based on performance versus targets established by the HR Committee at the start of each of fiscal year 2010, 2011, 2012 and 2013

•	Other Conditions: to receive an ‘Above Target’ payout for any of the fiscal year grants, financial results:

o	Cannot be below Threshold in any one of the four years, and,

o	Must be at Target or above for at least two of the four years.

Ultimately, the final number of shares earned and their value upon vesting will be determined at the end of fiscal year 2013. At that time, Mr. Frankfort will be required to retain 50% of the after-tax shares earned until the end of fiscal year 2015.

Status of PRSU Award tied to Fiscal Year 2012 Performance Period(1)

			Needed to	Needed to	Needed to
			Achieve	Achieve	Achieve
			Threshold	Target	Maximum
Grant Date	Grant Value	Performance Measures(2)	Award	Award	Award	Weight	Result
		Operating income (millions)	$1,163.9	$1,456.0	$1,487.1	40%	$1,512.0
August 4, 2011	$1,750,000	Diluted EPS (per share)	$2.67	$3.34	$3.41	25%	$3.51
		Free cash flow (millions)	$696.4	$871.2	$889.8	25%	$1,037.4
		Net sales (millions)	$3,793.3	$4,745.2	$4,846.5	10%	$4,763.2

Results were certified in August 2012, and 130.26% of the target number of shares was earned. As of June 30, 2012, this result yielded 39,669 shares earned as displayed in the Outstanding Equity Awards table. These shares are subject to the additional vesting criteria described above and will be released upon certification of all criteria by the HR Committee after the end of fiscal year 2013.

Status of PRSU Awards tied to other Performance Periods(1)

		Performance Period and
Grant Date	Grant Value	Measure(s)	Status
August 6, 2009	$3,000,000	FY13 international sales	Results will be certified by the HR Committee in August 2013 at which time any shares earned will be released. The projected payout cannot be determined at this time; however, as of June 30, 2012, the maximum number of shares that may be earned under this award is 140,906 as displayed in the Outstanding Equity Awards table.

August 6, 2009	$1,750,000	Coach Inc. FY10 net sales, operating income, diluted EPS and free cash flow	Results were certified in August 2010 and 133% of the target number of shares was earned. As of June 30, 2012, this result yielded 82,194 shares earned as displayed in the Outstanding Equity Awards table. Shares are subject to the additional vesting criteria described above and will be released after the end of fiscal 2013.

August 5, 2010	$1,750,000	Coach Inc. FY11 net sales, operating income, diluted EPS and free cash flow	Results were certified in August 2011 and 133% of the target number of shares was earned. As of June 30, 2012, this result yielded 61,483 shares earned as displayed in the Outstanding Equity Awards table. Shares are subject to the additional vesting criteria described above and will be released after the end of fiscal 2013.

August 16, 2012	$1,750,000	Coach Inc. FY13 net sales, operating income, diluted EPS and free cash flow	Granted in early fiscal year 2013.
			Results will be certified in August 2013. Shares are subject to the additional vesting criteria described above and will be released after the end of fiscal year 2013. The projected payout cannot be determined at this time.

(1)	For each award the actual payout will be 0% if performance is below threshold, 100% of target for target performance and 133% of target for maximum performance with interpolation for performance falling between.
(2)	Diluted EPS, Operating Income and free cash flow differ from what is reported under GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

   2012 Proxy Statement   |   37

Jerry Stritzke Special Award Summary ($7,000,000 total award value):

•	$1,400,000 PRSU granted in fiscal 2011 will pay out following the end of fiscal year 2014 based on Coach’s performance versus international sales targets established by the HR Committee at the start of fiscal 2011.

•	$1,400,000 PRSU granted as three separate awards of $466,667 in each of fiscal years 2011 - 2013.

o	The 2011 and 2012 PRSUs will pay out following the end of fiscal year 2013 based on performance versus targets established by the HR Committee at the start of fiscal years 2011 and 2012.

o	The 2013 PRSUs will pay out following the end of fiscal year 2014 based on performance versus targets established by the HR Committee at the start of fiscal year 2013.

•	Other Conditions: To receive an ‘Above Target’ payout for any of the fiscal year PRSU grants, sales and profitability results cannot be achieved below Threshold in any one of the three years.

•	Ultimately, the final total number of PRSUs earned for all of the above award tranches and their value upon vesting will be determined at the end of fiscal year 2014.

•	$2,100,00 stock option award granted in fiscal year 2011, vests 50% at the end of fiscal year 2013 and 50% at the end of fiscal year 2014.

•	$2,100,00 RSU award granted in fiscal 2011, vests 50% at the end of fiscal year 2013 and 50% at the end of fiscal year 2014. Status of PRSU Award tied to Fiscal Year 2012 Performance Period(1)

Status of PRSU Award tied to Fiscal Year 2012 Performance Period(1)
			Needed to	Needed to	Needed to
			Achieve	Achieve	Achieve
			Threshold	Target	Maximum
Grant Date	Grant Value	Performance Measures(2)	Award	Award	Award	Weight	Result
		Operating income (millions)	$1,163.9	$1,456.0	$1,487.1	40%	$1,512.0
August 4, 2011	$ 466,667	Diluted EPS (per share)	$2.67	$3.34	$3.41	25%	$3.51
		Free cash flow (millions)	$696.4	$871.2	$889.8	25%	$1,037.4
		Net sales (millions)	$3,793.3	$4,745.2	$4,846.5	10%	$4,763.2

Results were certified in August 2012, and 130.26% of the target number of shares was earned. As of June 30, 2012, this result yielded 10,578 shares earned as displayed in the Outstanding Equity Awards table. These shares are subject to the additional vesting criteria described above and will be released upon certification of all criteria by the HR Committee after the end of fiscal year 2013.

Status of PRSU Awards tied to other Performance Periods(1)
Grant Date	Grant Value	Performance Period and Measure	Status
August 5, 2010	$1,400,000	FY14 international sales	Results will be certified by the HR Committee in August 2014 at which time any shares earned will be released. The projected payout cannot be determined at this time; however, as of June 30, 2012, the maximum number of shares that may be earned under this award is 49,187 as displayed in the Outstanding Equity Awards table.

August 5, 2010	$466,667	FY11 net sales, operating income, diluted EPS and free cash flow	Results were certified in August 2011 and 133% of the target number of shares was earned. As of June 30, 2012, this result yielded 16,396 shares earned as displayed in the Outstanding Equity Awards table. Shares are subject to the additional vesting criteria and will be released after the end of fiscal 2013.

August 16, 2012	$466,667	FY13 net sales, operating income, diluted EPS and free cash flow	Granted early in fiscal year 2013.
			Results will be certified by the HR Committee in August 2013. Shares are subject to the additional vesting criteria and will be released after the end of fiscal year 2014. The projected payout cannot be determined at this time.

(1)	For each award the actual payout will be 0% if performance is below threshold, 100% of target for target performance and 133% of target for maximum performance with interpolation for performance falling between.

(2)	Diluted EPS, Operating Income and free cash flow differ from what is reported under GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

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Michael Tucci Special Award Summary ($7,000,000 total award value):

•	$2,100,000 PRSU granted in fiscal year 2012 which will vest 50% at the end of fiscal 2014 and 50% at the end of fiscal 2015 based on Coach’s performance versus aggregate North America retail sales in fiscal year 2012 and fiscal year 2013 as established by the HR Committee at the start of fiscal year 2012.

•	$2,100,000 PRSU will be granted in fiscal year 2014 which will vest at the end of fiscal year 2016 based on performance versus financial targets to be established at the time of grant by the HR Committee based on Mr. Tucci’s responsibilities and the business strategy at that time.

•	$2,800,00 RSU award granted in fiscal 2011 year, 15% of which will vest at the end of fiscal year 2014, 15% at the end of fiscal year 2015, and 70% at the end of fiscal year 2016.

Status of PRSU Awards(1)
Grant Date	Grant Value	Performance measure	Status

August 4, 2011	$2,100,000	Aggregate of fiscal 2012 and fiscal 2013 Coach retail sales in North America.	Results will be certified by the HR Committee in August 2013. 50% of any shares earned will vest and be released at the end of fiscal year 2014 and the remaining 50% will vest at the end of fiscal year 2015. The projected payout cannot be determined at this time; however, as of June 30, 2012, the maximum number of shares that may be earned under this award is 48,605 as displayed in the Outstanding Equity Awards table.

August 2013 (exact date not yet set)	$2,100,000	Measures to be determined by HR Committee in August 2013.	Not Yet Granted. Results will be certified by the HR Committee in August 2015, and any shares earned will vest and be released at the end of fiscal year 2016. The projected payout cannot be determined at this time

(1)	Actual payout will be 0% if performance is below threshold, 100% of target for target performance and 133% of target for maximum performance with interpolation for performance falling between.

Other Compensation and Benefits Elements

Benefits and Executive Perquisites

Named Executive Officers participate in most of the same health and welfare benefit programs as all of our full time employees in the United States. Executive disability and life insurance programs are provided to our Named Executive Officers and other key executives titled Vice President or higher for whom benefit limits within our broad-based plans would result in non-competitive coverage. This same group, including some of our Named Executive Officers, also receives a cash transportation allowance capped at $48,000 per year. Also, all employees, including our Named Executive Officers, are eligible to participate in the Coach Matching Gift Program, under which the Coach Foundation matches eligible employee donations to qualified charitable organizations. None of these allowances or perquisites is included in the base compensation on which Annual Incentives and retirement plan contributions are calculated. Employees pay all required taxes on the value of these benefits.

Through the end of fiscal year 2011, the Company employed a driver to provide both business and personal transportation services to Mr. Krakoff, and Mr. Krakoff paid all taxes due on the income he recognized related to his personal use of the driver. Effective July 1, 2011, the HR Committee eliminated this position, and the Company no longer employs a driver for Mr. Krakoff. In exchange, the HR Committee authorized a one-time salary increase and the standard monthly cash transportation allowance for Mr. Krakoff.

Our retirement plan consists of a qualified 401(k) and profit sharing plan (the ‘‘Savings and Profit Sharing Plan’’) and a non-qualified defined contribution plan (the ‘‘Supplemental Retirement Plan’’) for all highly-compensated employees, including our Named Executive Officers, who are affected by the various IRS limits on contributions to qualified retirement plans. Contributions, earnings and

   2012 Proxy Statement   |   39

account balances in the Supplemental Retirement Plan are detailed in the Non-Qualified Deferred Compensation table. We also offer a qualified employee stock purchase plan to all US-based employees who work more than 20 hours per week, including our Named Executive Officers.

Employees, including our Named Executive Officers, may elect to participate in the Savings and Profit Sharing Plan after completing one month of service. For employees defined as ‘‘highly compensated’’ under the Code, Coach matches 50% of employee contributions up to 6% of compensation contributed. Matching contributions vest at a rate of 20% per year, starting on the first anniversary of the employee’s start date of service. For non-highly compensated employees, Coach matches 100% of employee contributions up to 3% of compensation contributed and 50% of the next 2% of compensation contributed. Ms. Nielsen became eligible to participate in the Savings and Profit Sharing Plan during fiscal year 2012. Under the code she was deemed non-highly compensated and received matching contributions under the non-highly compensated formula. Ms. Nielsen will be classified as highly compensated in fiscal year 2013. Coach may also elect to make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. These contributions vest in full on the third anniversary of the employee’s date of hire with Coach.

For employees defined as ‘‘highly compensated’’ under the Code, including our Named Executive Officers, whose matching contributions and/or discretionary profit sharing contributions in the Savings and Profit Sharing Plan are limited by the Code, Coach also maintains a non-tax-qualified plan, the Supplemental Retirement Plan. Coach contributes to the Supplemental Retirement Plan any matching or profit sharing contributions described above that would be in excess of the limits allowed by the Code for the Savings and Profit Sharing Plan. In the case of matching contributions, if an employee has contributed the maximum amount allowable under the Code into the Savings and Profit Sharing Plan, Coach will contribute into the Supplemental Retirement Plan the difference between the amount matched under the Savings and Profit Sharing Plan and 3% of such employee’s total compensation for the applicable year. Ms. Nielsen was not deemed a highly compensated employee in fiscal year 2012, therefore, she did not meet the eligibility requirements for the Supplemental Retirement Plan.

Because our employees lost their eligibility to participate in the Sara Lee Corporation pension plan after our 2001 spin-off from Sara Lee Corporation, employees with at least 10 years of service at Coach as of July 1, 2001, including Mr. Frankfort but no other Named Executive Officers, received double their contribution percentage if they had reached age 35 by that date, or triple their percentage if they had reached age 40 by that date.

Effective as of the start of fiscal year 2009, the maximum eligible earnings that can be used to determine matching and profit sharing contributions to the Supplemental Retirement Plan was set at $2 million, except that executives whose fiscal year 2008 benefits under this program exceeded the new limit are grandfathered at their fiscal year 2008 eligible earnings levels. This limit capped the benefits earned by Messrs. Frankfort, Krakoff, Stritzke and Tucci in fiscal year 2012.

2012 Retirement Plan Contributions: During fiscal year 2012, contributions were made to our Savings & Profit Sharing Plan and Supplemental Retirement Plan for each Named Executive Officer consistent with those plans’ rules, which apply to all employees eligible for those plans. The contribution to the Profit Sharing Plan for fiscal year 2012 was set by the HR Committee at 3% of eligible compensation, considering Coach’s financial performance during the year. All amounts are displayed in a footnote to the Summary Compensation Table.

40   |      2012 Proxy Statement

Compensation Decision Making Process

Roles and Responsibilities

The HR Committee has overall responsibility for executive compensation at Coach, including the approval and oversight of compensation and benefit program administration for Coach’s Named Executive Officers, as well as all other senior executives within Coach’s Operating Group. Coach’s ‘‘Operating Group’’ consists of the 14 senior executives who are responsible for significant business units or functions. The HR Committee reviews and approves Coach’s annual and long-term incentive compensation programs, including performance goals (as well as significant changes in the design of employee benefits programs). In fiscal year 2012, as it has since fiscal year 2010, the HR Committee retained the independent firm of Semler Brossy to provide advice and recommendations on the amount and form of executive compensation. In the conduct of its work, Semler Brossy considers Coach’s short and long term strategy, the history and background of our Named Executive Officers, and other factors it deems relevant. Semler Brossy reports to and takes direction from the HR Committee and management provides information and input to Semler Brossy at the HR Committee’s direction. Semler Brossy did not provide additional services to Coach and its affiliates.

During fiscal year 2012, Semler Brossy advised the HR Committee on various compensation subjects, including the compensation changes described in the section Fiscal Year 2012 Compensation.

The Chief Executive Officer and Executive Vice President of Human Resources work with the HR Committee’s Chair to set meeting agendas, and the Executive Vice President of Human Resources prepares information for each HR Committee meeting. Those executives, as well as the Chief Operating Officer, General Counsel & Secretary, and Senior Vice President of Compensation & Benefits, typically attend HR Committee meetings to present information on Coach and the competitive environment for talent, discuss compensation and benefits policies and provide technical advice. The Chief Executive Officer is responsible for reviewing the performance of the Operating Group members, including the Named Executive Officers, and recommending changes in their compensation to the HR Committee for its approval. The HR Committee determines and approves changes in the Chief Executive Officer’s compensation based on its own review of his performance. Management annually provides the HR Committee with exhibits detailing all elements of compensation over the past several years, as well as detailed termination payment charts for its use in evaluating the appropriateness of executive compensation. Actual pay earned by our Named Executive Officers in prior years from annual incentives and long-term incentive compensation is reviewed but is not specifically taken into account by the HR Committee in making the current year’s compensation decisions, because it reflects pay for past performance.

Recommendations to change a Named Executive Officer’s base salary and/or annual incentive opportunity are based on various factors, including the judgment of our Chief Executive Officer and the HR Committee. We consider the responsibilities of their positions and any changes to those responsibilities, the skills and experience required for the job, their individual performance, business performance, labor market conditions and peer company compensation levels. Salary increases and annual incentive opportunity changes are considered annually and are based on both financial and non-financial results achieved by Coach and the Named Executive Officer during the preceding fiscal year. All changes are subject to HR Committee approval.

Peer Group and Competitive Assessment of Compensation

Compensation at a defined peer group of companies is one element considered by the HR Committee and management in setting executive compensation levels, although we do not attempt to link any single element of compensation to specific peer company percentiles or ratios. In fiscal year 2012, the HR Committee asked Semler Brossy to review our peer group relative to Coach’s

   2012 Proxy Statement   |   41

size, structure and business strategy, and to recommend changes for the HR Committee’s consideration. As a result of that review, a revised peer group was approved in May 2012 and will be used for subsequent monitoring of peer company compensation programs and levels. In evaluating companies for inclusion in our new peer group, we considered companies in similar industries whose revenue ranges from one-fourth to four times ours or whose market capitalization is at least one-fourth of ours. We excluded companies with materially different business characteristics (for example those with little or no international presence or with a heavy focus on wholesale sales), as well as those in distressed financial situations. The revised peer group includes the following companies(1):

			Market
Company	Industry	Revenue(3)	Valuation(4)
Gap	Apparel Retail	$14,549	$8,997
Limited Brands	Apparel Retail	10,364	11,903
V.F. Corp(2)	Apparel, Accessories & Luxury goods	9,459	14,040
Estee Lauder	Personal Products	9,714	21,772
Ralph Lauren Corp	Apparel, Accessories & Luxury goods	6,860	12,745
PVH Corp(2)	Apparel, Accessories & Luxury goods	5,891	4,797
Abercrombie & Fitch	Apparel Retail	4,158	4,183
Jones Group(2)	Apparel, Accessories & Luxury goods	3,785	855
Williams-Sonoma	Home furnishing Retail	3,721	3,867
Tiffany & Company	Specialty Stores	3,643	8,394
American Eagle Outfitters	Apparel Retail	3,160	2,964
Guess	Apparel Retail	2,688	2,673
Fossil(2)	Apparel, Accessories & Luxury goods	2,567	4,933
Urban Outfitters	Apparel Retail	2,474	3,986
Fifth & Pacific Companies	Apparel, Accessories & Luxury goods	1,519	870
Michael Kors(2)	Apparel, Accessories & Luxury goods	1,302	5,206
lululemon athletica(2)	Apparel, Accessories & Luxury goods	1,001	6,698
Coach	Apparel, Accessories & Luxury goods	4,763	17,550
Percentile Rank		64	97

(1)	Ann Inc., Chico’s, Kohl’s, Starbucks, and Talbots were removed from our peer company list because they did not meet the screening criteria described above.

(2)	Newly added peer companies selected based on the criteria described above.

(3)	As reported in the Form 10-K for the most recent fiscal year.

(4)	As of December 2011.

42   |      2012 Proxy Statement

Additional Information

Clawback Policy: Adjustment or Recovery of Awards

In fiscal year 2011, the HR Committee approved a policy concerning the recovery of incentive compensation. This policy applies to any performance-based annual or long-term incentives awarded to our Named Executive Officers as well as other key executives.

Under the policy, in the event of a material restatement of Coach’s financial results, the HR Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount paid of an annual incentive award or the shares vesting of a performance-based long-term incentive award would have been less had the financial statements been correct, the HR Committee will recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010 and the related rules of the Securities and Exchange Commission.

In addition, all of our long-term incentive award agreements include a repayment provision in the event an award holder is terminated for cause (as defined in those agreements) or violates various non-compete or non-solicitation provisions in those agreements.

Stock Ownership and Insider Trading Policies

We believe that our Named Executive Officers should have a meaningful ownership stake in Coach. Under our Stock Ownership Policy each executive is expected to accumulate the lower of a fixed number of Coach shares (ranging from 20,000 to 250,000) and Coach shares valued at one to five times his or her annual salary, with ownership targets increasing with the level of responsibility.

•	The expected ownership is the lower of 250,000 shares and five times base salary for our CEO;

•	The lower of 100,000 shares and three times base salary for Messrs. Stritzke, Krakoff and Tucci; and

•	The lower of 50,000 shares and two times base salary for Ms. Nielsen.

We expect the required level of ownership to be reached by the date five years after a Named Executive Officer is appointed to his or her position. Ownership includes shares owned, shares held in Coach’s Savings & Profit Sharing Plan and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. We evaluate compliance with this policy annually. As of the last measurement date (December 31, 2011), Messers. Frankfort, Krakoff, Tucci and Stritzke were in compliance with the policy; Ms. Nielsen has until September 2016 to acquire the requisite shares. As of fiscal year 2012, the HR Committee added a requirement that if an executive fails to comply with the policy in the required timeframe he/she may only sell 50% of the after-tax shares received from stock option exercises or the vesting of RSUs and PRSUs.

Coach employees are prohibited from trading in Coach shares during certain prescribed blackout periods, typically beginning two weeks prior to the end of each fiscal quarter and ending two days after the public release of our quarterly earnings announcement. Coach employees are also prohibited from engaging in short sales, buying or selling derivative securities and other similar hedging activities related to Coach stock.

Executive Employment Contracts

Through early fiscal year 2009, the Board and the HR Committee had entered into agreements with most of our Named Executive Officers, the terms of which are described in more detail under

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the section Employment Agreements. Each agreement details severance payments to be made in the event of various termination situations and includes protections for Coach in the form of non-competition and non-solicitation provisions, stock compensation claw-backs and the requirement that the Named Executive Officer sign a release to receive the severance. In May 2012, the HR Committee amended all employment agreements to remove 280G tax gross-up benefits. An estimate of the payments that would have been due in the event of termination at the end of fiscal year 2012 is displayed in the section titled Potential Payments Upon Termination.

Impact of Accounting and Tax Treatment

Section 162(m) of the Code limits the tax deductibility of certain compensation paid to our CEO and each of the three other highest-paid Named Executive Officers, other than the CFO. This provision disallows the deductibility of certain compensation to our Named Executive Officers in excess of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our Named Executive Officers that is tax deductible to Coach under Section 162(m) of the Code; however, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Coach and its stockholders. We believe that all stock options, performance-based RSUs and annual bonuses under our Annual Incentive Plan granted to our Named Executive Officers qualify as performance-based compensation under Section 162(m) of the Code, but that service-based RSUs and guaranteed bonuses granted to them do not.

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The HR Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The HR Committee takes into account the potential implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G. In fiscal year 2012, the HR Committee amended existing Employment Agreements to remove the provision that provided a tax gross-up to the extent the 20% excise tax under Section 280G was ever triggered.

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HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on our reviews and discussion with management, the Human Resources Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2012 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K.

Human Resources Committee
Ivan Menezes, Chair
Susan Kropf
Gary Loveman
Irene Miller
Michael Murphy
Stephanie Tilenius*
Jide Zeitlin

*	Joined the Human Resources Committee effective August 2, 2012

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EXECUTIVE COMPENSATION

Summary Compensation Table

Name & Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Lew Frankfort,	2012	1,500,000	0	2,549,968	4,082,738	3,672,750	0	470,549	12,276,005
Chairman and Chief	2011	1,452,350	0	2,549,992	4,306,001	3,630,875	0	452,256	12,391,474
Executive Officer	2010	1,214,100	0	5,549,998	4,374,696	2,428,200	0	178,381	13,745,375
Jane Nielsen, Executive	2012	479,167	700,000	2,100,016	474,631	469,296	0	51,353	4,274,463
Vice President and Chief
Financial Officer
Reed Krakoff, President,	2012	2,850,650	1,101,475	600,005	5,844,754	7,726,780	0	581,304	18,704,968
Executive Creative	2011	2,624,040	2,190,000	600,003	6,164,358	8,983,080	0	627,499	21,188,980
Director	2010	2,500,000	4,095,000	600,000	6,262,694	6,867,500	0	545,642	20,870,836
Jerry Stritzke, President	2012	929,167	0	1,066,642	1,249,907	1,365,039	0	188,962	4,799,717
and Chief Operating	2011	900,000	0	4,566,646	3,398,325	1,350,000	0	188,292	10,403,263
Officer	2010	900,000	0	1,900,004	1,339,295	1,125,000	0	148,354	5,412,653
Michael Tucci,	2012	909,167	0	5,499,954	1,249,907	1,335,657	0	175,966	9,170,651
President, North	2011	875,000	0	600,003	1,318,266	1,093,750	0	172,302	4,059,321
American Group	2010	850,000	0	600,000	1,339,295	1,062,500	0	105,488	3,957,283
Michael F. Devine, III,	2012	136,154	0	0	0	0	0	52,944	189,098
Former Executive Vice	2011	596,667	0	299,982	663,070	596,667	0	124,204	2,280,590
President and Chief	2010	580,000	0	300,015	673,641	580,000	0	92,384	2,226,039
Financial Officer(7)

(1)	Salary amounts reflect the actual base salary payments made to the Named Executive Officers in fiscal years 2012, 2011 and 2010.

(2)	Bonus amounts reflect non-performance based guaranteed cash payments to Mr. Krakoff for fiscal years 2012, 2011 and 2010 and the portion of Ms. Nielsen’s sign-on bonus paid in fiscal year 2012. Mr. Krakoff’s bonus is pursuant to the terms of his employment agreement, which is described below in the below titled Employment Agreements.

(3)	Reflects the aggregate grant date fair value of all stock options and restricted stock unit awards with respect to fiscal years 2012, 2011 and 2010 in accordance with FASB ASC 718. For Messrs. Frankfort, Stritzke and Tucci, the stock award column includes an annual RSU and a PRSU with a grant date fair value assuming ‘‘target’’ achievement level. At the maximum achievement level, the total grant date fair value of the fiscal year 2010 awards would be $7,117,494 for Mr. Frankfort. At the maximum achievement level, the total grant date fair value of the fiscal year 2011 awards would be $3,127,489 for Mr. Frankfort and $5,182,646 for Mr. Stritzke. At the maximum achievement level, the total grant date fair value of the fiscal year 2012 awards would be $3,127,455 for Mr. Frankfort, $1,220,632 for Mr. Stritzke and $6,192,939 for Mr. Tucci. The weighted-average assumptions used in calculating the grant date fair value of option awards are shown below:

	FISCAL YEAR ENDED
	FY12	FY11	FY10
Expected Term (years)	3.10	3.26	3.0
Expected Volatility	39.40%	44.94%	49.36%
Risk-free Interest Rate	0.59%	0.97%	1.73%
Dividend Yield	1.45%	1.54%	1.01%

46   |      2012 Proxy Statement

(4)	Amounts in this column reflect compensation earned under the Annual Incentive Plan for fiscal years 2012, 2011 and 2010. The Plan and the amounts for fiscal year 2012 are described in detail in the ‘‘Annual Incentive Plan’’ section of ‘‘Fiscal Year 2012 Compensation’’ of the Compensation Discussion and Analysis. The Plan and the amounts for fiscal years 2011 and 2010 are described in the similar sections in our 2011 and 2010 Proxy statements.

(5)	Coach does not have a defined benefit pension plan for its non-union employees. The Named Executive Officers are eligible for company contributions to our non-qualified Supplemental Retirement Plan; these contributions earn a market rate of interest so the interest earned is not included in this table. Please refer to the ‘‘Non-Qualified Deferred Compensation Table’’ for details.

(6)	‘‘All Other Compensation’’ includes transportation benefits, company contributions to our Savings & Profit Sharing Plan and Supplemental Retirement Plan, Company matching contributions under the Company’s Matching Gift program, and life insurance and disability insurance premiums, the values of which are set forth in the table below for fiscal years 2012, 2011 and 2010:

			Company	Company
			Contributions	Contributions
			to	to
			Qualified	Non-Qualified
			Defined	Defined	Life
		Transportation	Contribution	Contribution	Insurance
Name & Principal		Benefit(a)	Plans	Plans	Premiums	Other
Position	Year	($)	($)	($)	($)	($)(b)
Lew Frankfort,	2012	0	29,400	375,940	33,649	31,560
Chairman and Chief	2011	0	29,400	375,940	30,851	16,065
Executive Officer	2010	0	29,400	116,292	26,624	6,065
Jane Nielsen,	2012	36,115	3,400	0	2,915	8,923
Executive Vice
President and Chief
Financial Officer(c)
Reed Krakoff,	2012	48,000	14,700	492,400	12,336	13,868
President, Executive	2011	104,447	14,700	492,400	12,084	3,868
Creative Director	2010	105,226	14,700	411,000	10,848	3,868
Jerry Stritzke,	2012	48,000	14,700	105,300	6,124	14,838
President and Chief	2011	48,000	14,700	105,300	5,454	14,838
Operating Officer	2010	48,000	14,700	66,050	4,766	14,838
Michael Tucci,	2012	48,000	14,700	105,300	6,043	1,923
President, North	2011	48,000	14,700	101,550	6,129	1,923
American Group	2010	48,000	14,700	36,300	4,565	1,923
Michael F. Devine, III,	2012	6,695	1,500	0	5,103	39,646
Former Executive Vice	2011	44,518	14,700	55,900	4,440	4,646
President and Chief	2010	43,610	14,700	20,100	3,828	10,146
Financial Officer

(a)	For Ms. Nielsen, Mr. Stritzke, Mr. Tucci and Mr. Devine reflects a cash transportation allowance, the taxes on which are paid by the Named Executive Officer. For Mr. Krakoff, reflects a cash transportation allowance for fiscal year 2012 and his personal usage of a company provided driver for fiscal years 2011 and 2010. Mr. Krakoff pays the taxes on this benefit.

(b)	Reflects long-term disability insurance premiums for all Named Executive Officers and Company matching contributions under the Company’s Matching Gift program for Messrs. Frankfort, and Stritzke. In fiscal year 2012 the Company matched $25,000 for Mr. Frankfort, $10,000 each for Messrs. Krakoff and Stritzke and $7,000 for Ms. Nielsen under this program.

(c)	Ms. Nielsen had less than one year of service in fiscal year 2012 and was not eligible for a profit sharing contribution.

(7)	Mr. Devine left the company in August 2011. He was succeeded by Ms. Nielsen. His ‘‘All Other Compensation’’ amount includes $35,000 of consulting fees paid by the company to Mr. Devine pursuant to his consulting agreement. The agreement is described in detail in a Current Report on Form 8-K filed with the SEC by Coach on October 7, 2011.

   2012 Proxy Statement   |   47

Grants of Plan-based Awards

Fiscal 2012

									All Other
									Stock
									Awards:	All Other
									Number	Option			Grant
									of	Awards:	Exercise	Closing	Date Fair
			Estimated Possible Payouts			Estimated Possible Payouts			Shares	Number of	or Base	Market	Value of
			Under Non-Equity			Under Equity			of	Securities	Price of	Price on	Stock and
			Incentive Plan Awards(1)			Incentive Plan Awards(2)			Stock or	Underlying	Option	Grant	Option
Name &		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(3)	Date	Awards
Principal Position	Award Type	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($/Share)	($)(4)
Lew Frankfort,	Annual incentive		0	2,812,500	3,750,000
Chairman and Chief	Annual stock option grant	8/3/2011								265,744	61.92	61.92	4,082,738
Executive Officer	Annual RSU grant	8/3/2011							12,920			61.92	800,006
	Special Performance RSU grant	8/4/2011				0	30,125	40,066				58.09	1,749,961
Jane Nielsen,	Annual incentive		0	359,375	479,167
Executive Vice	Annual stock option grant	9/6/2011								32,564	53.13	53.13	474,631
President and Chief	Annual RSU grant	9/6/2011							7,529			53.13	400,016
Financial Officer	New Hire Special RSU grant	9/6/2011							31,997			53.13	1,700,001
Reed Krakoff,	Annual incentive		0	4,275,975	5,701,300
President, Executive	Employment Agreement		0	1,641,000	2,188,000
Creative Director	incentive
	Annual stock option grant	8/3/2011								380,433	61.92	61.92	5,844,754
	Annual RSU grant	8/3/2011							9,690			61.92	600,005
Jerry Stritzke,	Annual incentive		0	1,045,313	1,393,751
President and Chief	Annual stock option grant	8/3/2011								81,356	61.92	61.92	1,249,907
Operating Officer	Annual RSU grant	8/3/2011							9,690			61.92	600,005
	Special Performance RSU grant	8/4/2011				0	8,033	10,684				58.09	466,637
Michael Tucci,	Annual incentive		0	1,022,813	1,363,751
President, North	Annual stock option grant	8/3/2011								81,356	61.92	61.92	1,249,907
American Group	Annual RSU grant	8/3/2011							9,690			61.92	600,005
	Special RSU grant	8/4/2011							48,201			58.09	2,799,996
	Special Performance RSU grant	8/4/2011				0	36,150	48,080				58.09	2,099,954
Michael F. Devine, III,
Former Executive Vice
President and Chief
Financial Officer(5)

(1)	This column represents possible fiscal year 2012 payouts under the Annual Incentive Plan. Amounts actually earned are displayed in the Summary Compensation Table.

(2)	This column represents possible payouts under performance based RSU grants made to Messrs. Frankfort, Stritzke and Tucci in fiscal year 2012. The awards are described in the ‘‘Long Term Incentive Plan’’ section of ‘‘Fiscal Year 2012’’ compensation of the Compensation Discussion and Analysis. Actual amounts earned will be determined at each award’s respective future vesting date.

(3)	The exercise price for stock option grants is the closing stock price on the date of grant.

(4)	The amounts reported represent the full grant date fair value of all stock and option awards granted to Named Executive Officers in fiscal year 2012 calculated in accordance with FASB ASC 718. For RSU awards, grant date fair value is calculated using the closing price of Coach common stock on the grant date, for stock options, grant date fair value is calculated using the Black-Scholes value as of the grant date. For PRSU awards grant date fair value is calculated using the closing price of Coach common stock on the grant date and assumes achievement of ‘‘target’’ financial performance. The weighted average assumptions used in calculating the FASB ASC 718 grant date fair value of these awards are described in a footnote to the Summary Compensation Table.

(5)	Mr. Devine left the company in August 2011. He was not eligible for, and did not receive any annual incentive payments or equity awards in fiscal year 2012.

48   |      2012 Proxy Statement

Outstanding Equity Awards At Fiscal Year-end 2012

	Option Awards							Stock Awards
														Equity
												Equity		Incentive
												Incentive		Plan
												Plan		Awards:
												Awards:		Market or
											Market	Number of		Payout
											Value of	Unearned		Value
								Number of			Shares or	Shares,		of Unearned
	Number of		Number of					Shares or			Units of	Units, or		Shares,
	Securities		Securities					Units of			Stock	Other Rights		Units, or
	Underlying		Underlying			Option		Stock that			that	that		Other Rights
	Unexercised		Unexercised			Exercise	Option	Have Not		Restricted	Have Not	Have Not		that Have
Name &	Options (#)		Options (#)		Option	Price	Expiration	Vested		Stock Unit	Vested	Vested		Not Vested
Principal Position	Exercisable		Unexercisable		Grant Date	($/Share)	Date	(#)		Grant Date	($)(b)	(#)(a)		($)(b)
Lew Frankfort,	420,000	(1)	0		8/10/2005	34.84	8/10/2015
Chairman and	532,717	(2)	0		8/22/2005	32.37	8/22/2015
Chief Executive Officer	490,000	(1)	0		8/9/2006	29.85	8/9/2016
	330,000	(1)	0		8/9/2007	45.13	8/9/2017
	174,999	(1)	0		8/5/2008	26.21	8/5/2018
	304,912	(1)	152,455	(1)	8/5/2009	29.37	8/5/2019
	130,533	(1)	261,064	(1)	8/4/2010	38.41	8/4/2020
	0		265,744	(1)	8/3/2011	61.92	8/3/2021
								28,175	(c)	8/5/2009	1,647,674
								61,800	(d)	8/6/2009	3,614,064	20,394	(d)	1,192,641
										8/6/2009		140,906	(e)	8,240,183
								21,320	(c)	8/4/2010	1,246,794
								46,228	(f)	8/5/2010	2,703,413	15,255	(f)	892,112
								13,061	(c)	8/3/2011	763,807
								30,454	(g)	8/4/2011	1,780,950	9,215	(g)	538,893
Jane Nielsen,	0		32,564	(1)	9/6/2011	53.13	9/6/2021
Executive Vice								7,579	(c)	9/6/2011	443,220
President and Chief								32,208	(h)	9/6/2011	1,883,524
Financial Officer
Reed Krakoff,	0		218,251	(1)	8/5/2009	29.37	8/5/2019
President,	0		373,733	(1)	8/4/2010	38.41	8/4/2020
Executive Creative	0		380,433	(1)	8/3/2011	61.92	8/3/2021
Director								21,131	(c)	8/5/2009	1,235,741
								15,990	(c)	8/4/2010	935,095
								9,796	(c)	8/3/2011	572,870
Jerry Stritzke,	0		46,673	(1)	8/5/2009	29.37	8/5/2019
President and	39,963	(1)	79,923	(1)	8/4/2010	38.41	8/4/2020
Chief Operating Officer	0		167,006	(3)	8/5/2010	38.75	8/5/2020
	0		81,356	(1)	8/3/2011	61.92	8/3/2021
								52,828	(i)	8/5/2009	3,089,381
								14,087	(c)	8/5/2009	823,808
								15,990	(c)	8/4/2010	935,095
								12,328	(j)	8/5/2010	720,941	4,068	(j)	237,897
										8/5/2010		49,187	(k)	2,876,479
								55,473	(l)	8/5/2010	3,244,061
								9,796	(c)	8/3/2011	572,870
								8,121	(m)	8/4/2011	474,916	2,457	(m)	143,685
Michael Tucci,	47,692	(4)	143,076	(4)	8/5/2008	26.21	8/5/2018
President, North	0		46,673	(1)	8/5/2009	29.37	8/5/2019
American Group	0		79,923	(1)	8/4/2010	38.41	8/4/2020
	0		81,356	(1)	8/3/2011	61.92	8/3/2021
								89,144	(n)	8/5/2008	5,213,141
								21,131	(c)	8/5/2009	1,235,741
								15,990	(c)	8/4/2010	935,095
								9,796	(c)	8/3/2011	572,870
								48,728	(o)	8/4/2011	2,849,613
										8/4/2011	2,137,152	48,605	(p)	2,842,412
Michael F. Devine, III,
Former Executive Vice
President and Chief
Financial Officer(5)

   2012 Proxy Statement   |   49

(1)	Annual Grant: Vests 33.3% each year beginning one year from date of grant.

(2)	Special Grant: Vested 25% on 8/22/2009, 25% on 8/22/2010 and 50% on 8/22/2011.

(3)	Special Grant: Vests 50% on 6/29/2013 and 50% on 6/28/2014.

(4)	Special Grant: Vested 20% on 7/2/2011, 20% on 6/30/2012 and vests 60% on 6/29/2013.

(5)	Upon his termination, Mr. Devine forfeited a total of 63,675 unvested stock options and unvested 57,555 RSUs. As of June 30, 2012, he did not have any outstanding equity awards.

(a)	Represents the maximum additional number of shares that may be earned if all performance and vesting conditions are met at the end of each grants’ performance periods. Please see ‘‘Long-Term Incentive Plan’’ section of ‘‘Fiscal Year 2012 Compensation’’ of the Compensation Discussion and Analysis for details.

(b)	The market value of stock awards is based on the closing price per share of Coach’s stock on June 29th, 2012 ($58.48).

(c)	Annual Grant: Vests 100% three years from date of grant.

(d)	Special Grant Vests 100% on 6/29/2013. As of 6/30/2012, a total of 82,194 shares are expected to vest subject to performance conditions described in ‘‘Long Term Incentives Plan’’ section of ‘‘Fiscal Year 2012 Compensation’’ of the Compensation Discussion and Analysis.

(e)	Special Grant Vests 100% on 6/29/2013. As of 6/30/2012, the performance period has not been completed for this award.

(f)	Special Grant Vests 100% on 6/29/2013. As of 6/30/2012, a total of 61,483 shares are expected to vest subject to performance conditions described in ‘‘Long Term Incentives Plan’’ section of ‘‘Fiscal Year 2012 Compensation’’ of the Compensation Discussion and Analysis.

(g)	Special Grant Vests 100% on 6/29/2013. As of 6/30/2012, a total of 39,669 shares are expected to vest subject to performance conditions described in ‘‘Long Term Incentives Plan’’ section of ‘‘Fiscal Year 2012 Compensation’’ of the Compensation Discussion and Analysis.

(h)	Special Grant: Vests 30% on 9/6/2014, 50% on 9/6/2015 and 20% on 9/6/2016.

(i)	Special Grant: Vests 100% on 8/5/2012.

(j)	Special Grant Vests 100% on 6/29/2013. As of 6/30/2012, a total of 16,396 shares are expected to vest subject to performance conditions described in ‘‘Long Term Incentives Plan’’ section of ‘‘Fiscal Year 2012 Compensation’’ of the Compensation Discussion and Analysis.

(k)	Special Grant Vests 100% on 6/28/2014. As of 6/30/2012, the performance period has not been completed for this award.

(l)	Special Grant: Vests 50% on 6/29/2013 and 50% on 6/28/2014.

(m)	Special Grant Vests 100% on 6/29/2013. As of 6/30/2012, a total of 10,578 shares are expected to vest subject to performance conditions described in ‘‘Long Term Incentives Plan’’ section of ‘‘Fiscal Year 2012 Compensation’’ of the Compensation Discussion and Analysis.

(n)	Special Grant: Vested 20% on 7/2/2011, 20% on 6/30/2012 and vests 60% on 6/29/2013.

(o)	Special Grant: Vests 15% on 6/28/2014, 15% on 6/27/2015 and 70% on 7/2/2016.

(p)	Special Grant: Vests 50% on 6/28/2014 and 50% on 6/27/2015. As of 6/30/2012, the performance period has not been completed for this award.

50   |      2012 Proxy Statement

2012 Option Exercises And Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized on
	on Exercise	Exercise(2)	on Vesting	Vesting(4)
Name & Principal Position	(#) (1)	($)	(#) (3)	($)
Lew Frankfort,
Chairman and Chief Executive Officer	674,508	15,164,698	31,295	1,769,732
Jane Nielsen,
Executive Vice President and
Chief Financial Officer	0	0	0	0
Reed Krakoff,
President, Executive Creative Director	1,498,406	35,814,529	23,497	1,328,755
Jerry Stritzke,
President and Chief Operating Officer	115,006	4,056,276	15,699	887,778
Michael Tucci,
President, North American Group	187,994	5,539,326	53,179	3,046,150
Michael F. Devine, III,
Former Executive Vice President and
Chief Financial Officer	70,576	2,298,507	11,697	661,465

(1)	Of the indicated shares acquired, 439,405 shares were sold to cover the cost and taxes for Mr. Frankfort’s stock option exercises; 1,179,834 shares were sold to cover the cost and taxes for Mr. Krakoff’s stock option exercises; 80,992 shares were sold to cover the cost and taxes for Mr. Stritzke’s stock option exercises; 106,953 shares were sold to cover the cost and taxes for Mr. Tucci’s stock option exercises; 51,071 shares were sold to cover the cost and taxes for Mr. Devine’s stock option exercises.
(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.
(3)	14,027 shares were withheld to cover the taxes related to Mr. Frankfort’s RSU vesting; 11,859 shares were withheld to cover the taxes related to Mr. Krakoff’s RSU vesting; 7,257 shares were withheld to cover the taxes related to Mr. Stritzke’s RSU vestings; 24,356 shares were withheld to cover the taxes related to Mr.
Tucci’s RSU vestings; 4,237 shares were withheld to cover the taxes related to Mr. Devine’s RSU vesting.
(4)	Amounts reflect the market value of Coach’s common stock on the day the RSUs vested.

   2012 Proxy Statement   |   51

2012 Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name & Principal	in Last FY(1)	in Last FY(2)	in Last FY(3)	Distributions	Last FYE(4)
Position	($)	($)	($)	($)	($)
Lew Frankfort,
Chairman and Chief
Executive Officer		375,940	105,060		3,770,457
Jane Nielsen,
Executive Vice
President and Chief
Financial Officer		0	0		0
Reed Krakoff,
President, Executive
Creative Director		492,400	118,184		4,290,118
Jerry Stritzke,
President and Chief
Operating Officer		105,300	5,240		268,033
Michael Tucci,
President, North
American Group		105,300	17,461		670,798
Michael F. Devine, III,
Former Executive Vice
President and Chief
Financial Officer		0	7,952	355,002	0

(1)	Amounts shown in this table arise solely from employer contributions into Coach’s Supplemental Retirement Plan, which does not accept employee contributions.
(2)	All contributions shown are also reported as compensation for fiscal year 2012 in the Summary Compensation Table.
(3)	The Supplemental Retirement Plan is an unfunded, non tax-qualified plan. Coach makes contributions to the accounts of participants (including our Named Executive Officers) to the extent that the Code limits their contributions to their qualified Savings and Profit Sharing Plan accounts to less than: (a) 3% of the employee’s total cash compensation for 401(k) ‘‘matching contributions’’ plus (b) the percentage of each employee’s total cash compensation the HR Committee elects to contribute to the profit sharing plan for each fiscal year (which was 3% for fiscal 2012); Mr. Frankfort receives an additional 200% of such profit sharing contributions into the Supplemental Retirement Plan each year because of his age and years of service with Coach. Interest is credited to participants’ account balances twice yearly, at a rate set annually equal to the New York prime rate in effect each January 1. The rate in effect as of January 1, 2012 was 3.25%.
(4)	Includes Aggregate Earnings and Registrant Contributions earned in the last fiscal year. Vested account balances are paid out six months after a participant’s termination. Amounts in this column included for Mr. Frankfort, Mr. Devine, Mr. Krakoff, Mr. Stritzke, and Mr. Tucci in the Summary Compensation Table as ‘‘All Other Compensation.’’ Mr. Devine terminated in August 2011 and his total account balance was paid out to him six months later. For Mr. Frankfort, the deferred amounts were $116,292 for fiscal year 2010, $375,940 for fiscal year 2011 and $375,940 for fiscal year 2012. For Mr. Krakoff, the deferred amounts were $411,000 for fiscal year 2010, $492,400 for fiscal year 2011 and $492,400 for fiscal year 2012. For Mr. Stritzke, the deferred amounts were $66,050 for fiscal year 2010, $105,300 for fiscal year 2011 and $105,300 for fiscal year 2012. For Mr. Tucci, the deferred amounts were $36,300 for fiscal year 2010, $101,550 for fiscal year 2011 and $105,300 for fiscal year 2012. For Mr. Devine, the deferred amounts were $20,100 for fiscal year 2010 and $55,900 for fiscal year 2011.

52   |      2012 Proxy Statement

Employment Agreements

Our Board and the HR Committee have entered into employment agreements with four of our Named Executive Officers. On June 1, 2003, Coach entered into five-year employment agreements with each of Lew Frankfort and Reed Krakoff; on August 22, 2005, Coach extended these agreements for an additional three-year period, and on March 11, 2008, Coach extended Mr. Krakoff’s agreement for a further three-year period. On November 8, 2005, Coach entered into five-year employment agreements with each of Michael Tucci and Michael F. Devine, III; on August 5, 2008, we entered into an extension of Mr. Tucci’s agreement for an additional three-year period. Each employment agreement is subject to automatic, successive one-year extensions thereafter unless either party gives at least 180 days’ prior notice, in Messrs. Frankfort, Tucci and Devine’s case, and 90 days’ prior notice in Mr. Krakoff’s case, that the term will not be extended. Mr. Stritzke and Ms. Nielsen are employees-at-will, not subject to employment agreements.

These agreements were designed to retain the respective Named Executive Officer through at least the dates defined in each agreement, while strongly linking his compensation to Company performance. The agreements and the extensions were approved by the HR Committee (or its predecessor committee). During calendar year 2008, all of the Named Executive Officers’ employment agreements were also amended to comply with Section 409A of the Code.

In August 2011, Mr. Devine voluntarily resigned his position as Coach’s Executive Vice President and Chief Financial Officer. Upon his resignation, the HR Committee extended the time frame in which Mr. Devine could exercise his vested stock options from 90 days to 12 months. This extension recognized the transition support he provided to his successor and extended the non-competition timeframe associated with the stock options. Mr. Devine’s unvested stock options and RSUs were forfeited upon his termination as called for in each grant agreement; all vested stock options were exercised by June 30, 2012.

Each executive’s employment agreement included a provision for a tax equalization payment or gross-up payment to the executive, which would place the executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended, did not apply. Such a provision is typically referred to as a ‘‘280G gross-up.’’ In May 2012, the HR Committee approved the elimination of the 280G gross-up benefit for all Company employees and amended each of Messrs. Frankfort, Krakoff and Tucci’s employment agreements to remove the 280G gross-up benefit.

The following tables summarize the compensation payable to each of Lew Frankfort, Reed Krakoff, Michael Tucci and Michael F. Devine, III under his current employment agreement. Except as described below, all compensation and vesting of equity securities is subject to such Named Executive Officer’s continued employment with Coach as of the dates shown. All stock options expire on the tenth anniversary of the grant date. On August 6, 2009, Mr. Frankfort received a long-term PRSU grant, which was not made pursuant to his employment agreement. On August 4, 2011, Mr. Tucci received additional RSU and PRSU grants, which were not made pursuant to his employment agreement.

   2012 Proxy Statement   |   53

The performance-based incentive amounts shown in the tables below are the maximum amounts that each such Named Executive Officer could receive pursuant to his employment agreement based on Coach’s attaining pre-set financial or other operating criteria determined by Coach’s Board of Directors in its discretion in accordance with Section 162(m) of the Code. Subject to certain exceptions, if such Named Executive Officer is terminated by Coach without ‘‘Cause’’ or resigns his employment for ‘‘Good Reason’’ (as defined below), he would remain eligible to continue to receive these bonuses after the termination date.

LEW FRANKFORT

Vesting and Expiration
Schedule
Item of Compensation:	Amount:	for Options and RSUs:
Initial Base Salary per Agreement:	$1,000,000, beginning September 2005
Base Salary at end of fiscal year 2012:	$1,500,000
Initial Maximum Incentive Opportunity per Agreement:	200% of annual base salary actually paid during fiscal year
Maximum FY12 Incentive per Coach’s Performance-Based Annual Incentive Plan:	250% of annual base salary actually paid during fiscal year
2003 Agreement Stock Option Grant:	Options to purchase 888,888 shares at an exercise price of $12.49 per share	30% vested July 1, 2007; 70% vested July 1, 2008; Options expire July 1, 2013
2005 Extension Stock Option Grant:	Options to purchase 532,717 shares at an exercise price of $32.37 per share	25% vested August 22, 2009; 25% vested August 22, 2010; 50% vested August 22, 2011; Options expire August 22, 2015

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REED KRAKOFF

Vesting and Expiration
Schedule
Item of Compensation:	Amount:	for Options and RSUs:
Initial Base Salary per Agreement:	$2,500,000, beginning June 29, 2008
Annual Salary Increase per Agreement:	5.0% each July 1 (Mr. Krakoff waived the increases due on July 1, 2009 and July 1, 2012)
Base Salary at end of fiscal year 2012:	$2,850,650
Initial Maximum Incentive Opportunity per Agreement:	200% of annual base salary actually paid during fiscal year
Maximum FY12 Incentive per Coach’s Performance-Based Annual Incentive Plan:	200% of annual base salary actually paid during fiscal year
Fixed Contract Bonuses:

$1,500,000 paid July 1, 2007;

$1,500,000 paid July 1, 2008;

$1,095,000 paid July 1, 2009;

$1,095,000 paid July 1, 2010

$2,190,000 paid July 1, 2011;

$1,101,475 paid June 30, 2012;

$1,101,475 payable June 29, 2013;

$3,202,950 payable June 28, 2014

2008 Extension Signing Bonus:*	$3,500,000 paid June 28, 2008; $3,500,000 paid June 26, 2009; $3,000,000 paid July 3, 2010
Performance-Based Contract Incentives (actual amounts paid or maximum amounts payable in future)

$2,500,000 paid for fiscal year 2008;

$0 paid for fiscal year 2009;

$1,867,500 paid for fiscal year 2010;

$3,735,000 paid for fiscal year 2011;

$2,188,000 paid for fiscal year 2012;

$2,188,000 for fiscal year 2013;

$4,376,000 for fiscal year 2014

2003 Agreement Stock Option Grant:	Options to purchase 800,000 shares at an exercise price of $12.49 per share	25% vested July 1, 2006; 25% vested July 1, 2007; 50% vested July 1, 2008; Options expire July 1, 2013
2005 Extension Stock Option Grant:	Options to purchase 1,686,581 shares at an exercise price of $32.37 per share	25% vested August 2, 2009; 25% vested August 22, 2010; 50% vested August 22, 2011; Options expire August 22, 2015

*	If, prior to June 30, 2012, Mr. Krakoff is terminated by Coach for ‘‘Cause’’ (as defined below) or resigns his employment with Coach other than for ‘‘Good Reason’’ (as defined below), he would be required to repay the full amount of all extension-signing bonuses previously paid to him. If, during the period beginning on July 1, 2012 and ending on June 28, 2014, he is terminated for Cause or resigns his employment other than for Good Reason, he would be required to repay a portion of these bonuses equal to the product of (x) $10 million and (y) the ratio of (i) the number of days that have expired between July 3, 2011 and the date of his termination of employment and (ii) 1,092.

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MICHAEL TUCCI

Vesting and Expiration
Schedule
Item of Compensation:	Amount:	for Options and RSUs:
Initial Base Salary per Agreement:	$850,000, beginning September 2008
Base Salary at end of fiscal year 2012:	$915,000
Initial Maximum Incentive Opportunity per Agreement:	125% of annual base salary actually paid during fiscal year
Maximum FY12 Incentive per Coach’s Performance-Based Annual Incentive Plan:	150% of annual base salary actually paid during fiscal year
2005 Agreement Stock Option Grant:	Options to purchase 252,658 shares at an exercise price of $34.12 per share	20% vested June 30, 2008; 20% vested June 30, 2009; 60% vested June 30, 2010 Options expire November 8, 2015
2008 Extension Stock Option Grant:	Options to purchase 238,459 shares at an exercise price of $26.21 per share	20% will vest July 2, 2011; 20% will vest June 30, 2012; 60% will vest June 29, 2013 Options expire August 5, 2018
2008 Extension RSU Grant:	143,075 RSUs	20% vested July 2, 2011; 20% will vest June 30, 2012; 60% will vest June 29, 2013

MICHAEL F. DEVINE, III

Vesting and Expiration
Schedule
Item of Compensation:	Amount:	for Options and RSUs:
Initial Base Salary per Agreement:	$500,000, beginning September 2005
Base Salary at end of fiscal year 2011:	$600,000
Initial Maximum Incentive Opportunity per Agreement:	75% of annual base salary actually paid during fiscal year
Maximum FY11 Incentive per Coach’s Performance-Based Annual Incentive Plan:	100% of annual base salary actually paid during fiscal year
2005 Agreement Stock Option Grant:	Options to purchase 136,435 shares at an exercise price of $34.12 per share	20% vested June 30, 2008; 20% vested June 30, 2009; 60% vested June 30, 2010 Options expire August 26, 2012

If the employment agreement of any of Lew Frankfort, Reed Krakoff, Michael Tucci or Michael F. Devine, III is terminated by Coach without Cause, or by such Named Executive Officer for Good Reason, then such Named Executive Officer will be entitled to receive severance payments equal to 12 months’ (for Messrs. Krakoff, Tucci, and Devine) or 24 months’ (for Mr. Frankfort) annual base salary plus 75% of maximum annual bonus, as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in the employment agreements, payable in

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equal monthly installments between six and 12 months (for Messrs. Krakoff, Tucci, and Devine) or six and 24 months (for Mr. Frankfort) from such Named Executive Officer’s termination date. In addition, if such Named Executive Officer’s employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units would continue to become vested on the dates described above and the stock options will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of Coach, Inc., then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain vested for the remainder of their 10-year term. Finally, if such Named Executive Officer’s employment is terminated without Cause or for Good Reason, Coach will continue to provide such Named Executive Officer with specified health and welfare benefits for 12 months (for Messrs. Krakoff, Tucci, and Devine) or 24 months (for Mr. Frankfort) after such Named Executive Officer’s termination.

Coach has ‘‘Cause’’ to terminate any of the aforementioned Named Executive Officers under his employment agreement upon: (i) his failure to attempt in good faith to substantially perform his duties (other than any such failure resulting from his physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from Coach specifying such failure; (ii) his failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board, which is not remedied within 30 days after receipt of written notice from Coach specifying such failure; (iii) his commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on Coach); (iv) his unlawful use (including being under the influence) or possession of illegal drugs on Coach’s premises or while performing his duties and responsibilities; or (v) his willful commission at any time of any act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against Coach (or any predecessor thereto or successor thereof), having a material adverse impact on Coach.

Any of the aforementioned Named Executive Officers has ‘‘Good Reason’’ to resign his employment upon the occurrence of any of the following: (i) failure of Coach to continue him in the position stated in his agreement (or any other position not less senior to such position); (ii) a material diminution in the nature or scope of his responsibilities, duties or authority; (iii) relocation of Coach’s executive offices more than 50 miles outside of New York, New York or his relocation away from the executive offices; (iv) failure of Coach to timely make any material payment or provide any material benefit under the agreement or Coach’s material reduction of any compensation, equity or benefits that he is eligible to receive under the agreement; or (v) Coach’s material breach of the agreement; provided, however, that he may not resign his employment for Good Reason unless: (x) he provides Coach with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) Coach does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that he may resign his employment for Good Reason if in connection with any Change in Control (as defined in the agreement) the surviving entity does not assume the agreement (or, with his written consent, substitute a substantially identical agreement) with respect to him in writing delivered to him prior to, or as soon as reasonably practicable following, the occurrence of such Change in Control.

The agreements contain covenants that prohibit the aforementioned Named Executive Officers from competing with the business of Coach, soliciting Coach’s employees, vendors or wholesale customers, disclosing Coach’s confidential information or violating Coach’s intellectual property rights during their employment with us and for a period of 12 months (for Messrs. Krakoff, Tucci, and Devine) or 24 months (for Mr. Frankfort) afterward. If any of these Named Executive Officers

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violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units, cash payments and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that he realized during a period of 12 months (for Messrs. Krakoff, Tucci, and Devine) or 24 months (for Mr. Frankfort) prior to violating these covenants; in addition, Mr. Krakoff may be required to repay any retention bonuses that he received during such 12-month period.

Potential Payments on Termination or Change in Control

The tables below reflect the amount of compensation that would have been owed to each of our Named Executive Officers in the event of employment termination or change in control on June 30, 2012. The tables include amounts earned through June 30, 2012 as well as estimates of the amounts which would have been paid out to such Named Executive Officers following that date. The actual amounts to be paid out can only be determined at the time of a Named Executive Officer’s termination.

Regardless of the reason for a Named Executive Officer’s termination of employment, he/she may be entitled to receive amounts earned during the term of employment. Such amounts include:

•	unused vacation pay (this would amount to a maximum of 20 days of base salary and is not displayed in each Named Executive Officer’s chart);

•	any vested balance in our qualified and non-qualified retirement plans;

•	the ability to convert his/her individual life insurance and/or individual long-term disability insurance at his/her own expense; and

•	the ability to exercise vested stock options for a limited period of time.

In the event a Named Executive Officer dies or is terminated due to disability, such Named Executive Officer or beneficiary would receive benefits under our life insurance or long-term disability plan, as appropriate.

Treatment of Long-Term Incentives Upon Termination or Change in Control

In general, the annual stock option and RSU grants made to our Named Executive Officers are treated as follows in the event of termination or change-in-control:

Reason for Termination	Treatment of Stock Options	Treatment of Unvested RSUs
Voluntary (e.g., resignation without ‘‘Good Reason’’, as defined above under ‘‘Employment Agreements’’)	Unvested options forfeit; vested options remain exercisable for 90 days	Forfeit

Retirement	Vesting and exercisability of unvested options continue for the remainder of the outstanding ten-year term; exercisability of vested options continues for the remainder of the ten-year term	A pro-rata portion may vest at the discretion of the HR Committee

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Reason for Termination	Treatment of Stock Options	Treatment of Unvested RSUs
Severance Event (e.g., resignation with ‘‘Good Reason’’ or termination without ‘‘Cause’’, as defined above under ‘‘Employment Agreements’’)	Vesting of unvested options continues for the duration of the severance period; exercisability of vested options continues for 90 days following the end of the severance period	According to the terms of the employment agreements in place with Messrs. Frankfort, Krakoff, and Tucci, vesting of unvested RSUs continues for the duration of the severance period. For Mr. Stritzke and Ms. Nielsen, a pro-rata portion may vest at the discretion of the HR Committee

Death or Long-Term Disability	Vesting of unvested options is accelerated; the estate (or the executive) may exercise the options for a period of five years	A pro-rata portion may vest at the discretion of the HR Committee(1)

Termination upon a Change-in-Control	Vesting of unvested options is accelerated.	Vesting of unvested RSUs is accelerated.

Cause (as defined above under ‘‘Employment Agreements’’ or as defined below for Mr. Stritzke and Ms. Nielsen)	Vested and unexercised and unvested options forfeit; gains realized in six months prior to termination must be repaid	Forfeit; gains realized in six months prior to termination must be repaid

Change-in-Control without termination

Vesting of unvested options granted on or before July 3, 2010 is accelerated.

For awards granted after July 3, 2010 each outstanding option shall continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation.

Vesting of unvested RSUs granted on or before July 3, 2010 is accelerated.

For awards granted after July 3, 2010 each outstanding RSU shall continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation.

(1)	In the event of Ms. Nielsen’s death or long-term disability, her special sign-on RSU award would become fully vested as of the date of death or long-term disability.

As described above under Employment Agreements, the long-term incentives granted to our Named Executive Officers as part of those agreements have modified treatment in some situations, consistent with the objective of the contracts to support the retention through the duration of the contract.

Mr. Stritzke and Ms. Nielsen are not subject to employment agreements. Under their offer letters if Mr. Stritzke or Ms. Nielsen are terminated by Coach without cause they will receive 12 months of base salary and health & welfare benefits continuation under the Coach, Inc. Severance Pay Plan. In this case, ‘‘cause’’ is defined by Coach and includes (but is not limited to) termination for any willful or grossly negligent breach of their duties as employees of Coach and termination for fraud, embezzlement or any other similar dishonest conduct or for violation of Coach’s rules of conduct. Please refer to ‘‘Treatment of Long-Term Incentives Upon Termination or Change in Control’’ above for a discussion of the impact of a termination on annual stock options and RSUs.

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The figures in the following tables reflect the specific terms and conditions for each executive, and were calculated using the following assumptions:

•	Long-term incentive amounts reflect the intrinsic value of unvested stock options, RSUs and PRSUs, whose vesting would be accelerated or continued due to the termination, assuming a closing price of our common stock on June 29, 2012 of $58.48, the last trading day before the assumed termination date.

•	The HR Committee does not exercise its discretion to allow pro-rata vesting of RSUs or PRSUs as described above.

•	Based on his age and service, Mr. Frankfort is eligible to retire and receive the special benefits associated with retirement related to stock option vesting described above.

•	The values shown for continuation of benefits and perquisites reflect our cost for each program as of June 29, 2012. These costs may change annually.

•	The ‘‘Total’’ row represents a sum of all estimated payments in the column, excluding ‘‘Disability Benefits,’’ which are reflected as a monthly payment made by the insurance company that provides the benefit.

Mr. Devine resigned from his position as Chief Financial Officer in August 2011 and provided consulting services for several weeks thereafter. The total value of compensation paid to Mr. Devine upon and after his termination was $740,116, which included the surrender value of his life insurance ($52,267), his Qualified Retirement Plan distribution ($332,847) and his Non-Qualified Retirement Plan distribution ($355,002). All unvested stock options and RSUs were forfeited upon Mr. Devine’s termination.

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Lew Frankfort

		Resignation
		by the	Termination	Resignation		Termination
		Executive	by the	by the	Termination	due to	Termination
	Termination	without	Board	Executive	due to	Executive’s	due to
	by Board	Good	without	with Good	Change-in-	Death or	Executive’s
Incremental Benefits Due to	with Cause	Reason	Cause	Reason	Control	Disability	Retirement
Termination Event	($)	($) (1)	($)	($)	($)	($)	($)
TOTAL	4,173,195	13,850,715	45,185,520	45,185,520	45,089,077	28,004,086	17,523,465
Salary Continuation	0	0	3,000,000	3,000,000	3,000,000	0	0
Benefit and Perquisite Continuation	0	0	98,555	98,555	98,555	0	0
Short Term Incentive	0	0	9,297,750	9,297,750	8,437,500	2,812,500	3,672,750
Annual Long Term Incentives
Unvested Stock Options	0	9,677,520	9,677,520	9,677,520	9,677,520	9,677,520	9,677,520
Unvested Restricted Stock Units	0	0	2,894,468	2,894,468	3,658,275	0	0
Contract Long Term Incentives
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Performance Restricted Stock Units	0	0	16,044,032	16,044,032	16,044,032	8,098,427	0
Retirement Plan Distribution	3,888,439	3,888,439	3,888,439	3,888,439	3,888,439	3,888,439	3,888,439
Life Insurance Benefits(2)	284,756	284,756	284,756	284,756	284,756	3,502,200	284,756
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Resignation without good reason is similar to a voluntary resignation, and means a termination of employment by the executive for ‘‘Good Reason’’ as defined in the executive’s employment agreement. The executive’s unvested annual stock options continue vesting in this termination situation because he is eligible to retire, as defined by the terms of our annual stock option agreements, and as described above.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/30/2012. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/30/2012.

   2012 Proxy Statement   |   61

Jane Nielsen

		Resignation
		by the	Termination	Resignation		Termination
		Executive	by the	by the	Termination	due to	Termination
	Termination	without	Board	Executive	due to	Executive’s	due to
	by Board	Good	without	with Good	Change-in-	Death or	Executive’s
Incremental Benefits Due to	with Cause	Reason	Cause	Reason	Control	Disability	Retirement
Termination Event	($)	($)	($)	($)	($)	($)	($) (1)
TOTAL	20,005	20,005	2,589,799	2,589,799	3,149,162	4,179,584	0
Salary Continuation	0	0	575,000	575,000	575,000	0
Benefit and Perquisite Continuation	0	0	53,196	53,196	53,196	0
Short Term Incentive	0	0	0	0	0	359,375
Annual Long Term Incentives
Unvested Stock Options	0	0	58,074	58,074	174,217	174,217
Unvested Restricted Stock Units	0	0	0	0	443,220	0
Special Long Term Incentives
Unvested Restricted Stock Units	0	0	1,883,524	1,883,524	1,883,524	1,883,524
Retirement Plan Distribution	19,968	19,968	19,968	19,968	19,968	19,968
Life Insurance Benefits(2)	37	37	37	37	37	1,725,000
Disability Benefits(3)	0	0	0	0	0	17,500

(1)	Ms. Nielsen was not eligible to retire as of 6/30/2012.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/30/2012. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/30/2012.

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Reed Krakoff

		Resignation
		by the	Termination	Resignation		Termination
		Executive	by the	by the	Termination	due to	Termination
	Termination	without	Board	Executive	due to	Executive’s	due to
	by Board	Good	without	with Good	Change-in-	Death or	Executive’s
Incremental Benefits Due to	with Cause	Reason	Cause	Reason	Control	Disability	Retirement
Termination Event	($)	($)	($)	($)	($)	($)	($) (1)
TOTAL	5,353,250	5,353,250	38,695,665	38,695,665	42,646,152	30,199,441	0
Salary Continuation	0	0	2,850,650	2,850,650	2,850,650	0
Benefit and Perquisite Continuation	0	0	65,064	65,064	65,064	0
Short Term Incentive	0	0	9,859,828	9,859,828	8,551,950	4,275,975
Contract Short Term Incentive(2)	0	0	9,227,425	9,227,425	9,227,425	0
Annual Long Term Incentives
Unvested Stock Options	0	0	10,103,707	10,103,707	13,854,108	13,854,108
Unvested Restricted Stock Units	0	0	1,235,741	1,235,741	2,743,706	0
Contract Long Term Incentives
Unvested Stock Options	0	0	0	0	0	0
Retirement Plan Distribution	5,034,358	5,034,358	5,034,358	5,034,358	5,034,358	5,034,358
Life Insurance Benefits(3)	318,892	318,892	318,892	318,892	318,892	7,035,000
Disability Benefits(4)	0	0	0	0	0	25,000

(1)	Mr. Krakoff was not eligible to retire as of 6/30/2012.
(2)	Calculated based on target financial performance on the remaining performance-based retention bonuses (target = 75% of maximum); also assumes a Change in Control does not result in a material change to the bonus program.
(3)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/30/2012. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/30/2012.

   2012 Proxy Statement   |   63

Jerry Stritzke

		Resignation
		by the	Termination	Resignation		Termination
		Executive	by the	by the	Termination	due to	Termination
	Termination	without	Board	Executive	due to	Executive’s	due to
	by Board	Good	without	with Good	Change-in-	Death or	Executive’s
Incremental Benefits Due to	with Cause	Reason	Cause	Reason	Control	Disability	Retirement
Termination Event	($)	($)	($)	($)	($)	($)	($) (1)
TOTAL	410,205	410,205	13,882,516	10,774,585	20,105,688	8,776,271	0
Salary Continuation	0	0	935,000	0	935,000	0
Benefit and Perquisite Continuation	0	0	12,243	0	12,243	0
Short Term Incentive	0	0	0	0	0	1,365,039
Annual Long Term Incentives
Unvested Stock Options	0	0	2,160,688	0	2,962,706	2,962,706
Unvested Restricted Stock Units	0	0	0	0	2,331,773	0
Special Long Term Incentives
Unvested Stock Options	0	0	3,295,028	3,295,028	3,295,028	0
Unvested Restricted Stock Units	0	0	3,244,061	3,244,061	6,333,442	0
Unvested Performance Restricted Stock Units	0	0	3,825,290	3,825,290	3,825,290	1,195,858
Retirement Plan Distribution	405,371	405,371	405,371	405,371	405,371	422,669
Life Insurance Benefits(2)	4,834	4,834	4,834	4,834	4,834	2,805,000
Disability Benefits(3)	0	0	0	0	0	25,000

(1)	Mr. Stritzke was not eligible to retire as of 6/30/2012.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/30/2012. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/30/2012.

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Michael Tucci

		Resignation
		by the	Termination	Resignation		Termination
		Executive	by the	by the	Termination	due to	Termination
	Termination	without	Board	Executive	due to	Executive’s	due to
	by Board	Good	without	with Good	Change-in-	Death or	Executive’s
Incremental Benefits Due to	with Cause	Reason	Cause	Reason	Control	Disability	Retirement
Termination Event	($)	($)	($)	($)	($)	($)	($) (1)
TOTAL	1,017,094	1,017,094	24,678,733	24,678,733	26,675,871	7,727,952	0
Salary Continuation	0	0	915,000	915,000	915,000	0
Benefit and Perquisite Continuation	0	0	68,209	68,209	68,209	0
Short Term Incentive	0	0	2,365,032	2,365,032	2,052,188	1,022,813
Annual Long Term Incentives
Unvested Stock Options	0	0	2,160,688	2,160,688	2,962,706	2,962,706
Unvested Restricted Stock Units	0	0	1,235,741	1,235,741	2,743,706	0
Contract Long Term Incentives
Unvested Stock Options	0	0	4,617,063	4,617,063	4,617,063	0
Unvested Restricted Stock Units	0	0	8,062,755	8,062,755	8,062,755	0
Unvested Performance Restricted Stock Units	0	0	4,237,152	4,237,152	4,237,152
Retirement Plan Distribution	979,933	979,933	979,933	979,933	979,933	979,933
Life Insurance Benefits(2)	37,161	37,161	37,161	37,161	37,161	2,745,000
Disability Benefits(3)	0	0	0	0	0	17,500

(1)	Mr. Tucci was not eligible to retire as of 6/30/2012.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/30/2012. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/30/2012. Because Mr. Tucci waived participation in one component of the policy, his monthly benefit is lower than the other named executive officers’.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of June 30, 2012 with respect to the shares of Coach common stock that may be issued under our equity compensation plans:

	Number of Securities		Number of securities
	to be issued upon	Weighted-average	remaining available
	exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
Plan Category	warrants and rights	warrants and rights	compensation plans
Equity compensation plans approved by security holders	17,048,961(1)	$37.61(2)	25,103,496(3)
Equity compensation plans not approved by security holders(4)	46,802	$34.03	10,981
Total	17,095,763		25,114,477

(1)	Includes 4,248,631 RSUs/PRSUs which do not have an exercise price.
(2)	Includes weighted average exercise price for stock options only.
(3)	Includes securities remaining available for future issuance for each of the following plans:
•	2010 Stock Incentive Plan: 24,602,737
•	2001 Employee Stock Purchase Plan: 500,759
(4)	Includes 2000 Non-Qualified Deferred Compensation Plan for Outside Directors, under which Coach’s outside directors may defer their director’s fees and/or restricted stock units. Amounts deferred under these plans may, at the participants’ election, be either represented by deferred stock units, which represent the right to receive shares of Coach common stock, on a one-for-one basis, on the distribution date elected by the participant, or placed in an interest-bearing account to be paid on such distribution date. Deferred stock units are valued as if each deferral were invested in Coach common stock as of the deferral date. Deferred stock units do not have voting rights, but are credited with dividend equivalents.

COMPENSATION RISK ASSESSMENT

Management periodically reviews our compensation policies and practices and evaluates the degree to which they may motivate any employee, including our Named Executive Officers, to take on inappropriate or excessive risk. We believe that our various compensation programs are aligned to our strategy and objectives, and that they encourage prudent risk-taking to drive performance.

Factors evaluated include the overall mix of pay between base salary, short term incentives and long-term equity compensation, the performance metrics used in each program, the range of performance required to earn a payout under each program, and incentive plan components such as maximum payouts, vesting, stock ownership requirements and clawbacks. Some of the key factors supporting management’s conclusion that our programs do not drive inappropriate or excessive risk include capped payouts on all of our incentive plans, use of multiple, counter-balancing financial performance criteria in our short-term incentive plan, executive and outside director stock ownership and anti-hedging policies, sufficient weight on each component of pay, multiple year vesting and a variety of performance metrics on long-term equity compensation, and an incentive compensation clawback policy.

When the HR Committee and management are developing new or modified compensation programs, risk taking is discussed and affects the design of the program accordingly. As an example, our CEO must retain 50% of the after-tax vested PRSU shares earned on his special retention award until two years following their final vest date.

As a result of our evaluation, we determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Coach.

66   |      2012 Proxy Statement

DIRECTOR COMPENSATION

Directors who are Coach employees receive no additional compensation for their services as Directors. Compensation for Coach’s Outside Directors (i.e., Directors who are not Coach employees) is recommended by the GN Committee and approved by the Board of Directors. Compensation for each Outside Director consists of an annual cash retainer, which varies based on each Outside Director’s role on the Board, and annual grants of stock options and RSUs made on the date of Coach’s Annual Meeting of Stockholders. Upon joining the Coach Board, each new Outside Director receives a grant of options and RSUs with approximately the same value as this annual grant.

In addition, Coach’s Outside Directors may elect to defer part or all of their annual cash retainer or RSU vesting under Coach’s 2000 Non-Qualified Deferred Compensation Plan for Outside Directors. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account (for cash retainer only).

Coach’s outside directors receive the following cash compensation:

Base annual retainer	$60,000
Audit Committee Chair annual retainer	$30,000
HR Committee Chair annual retainer	$30,000
GN Committee Chair annual retainer	$20,000
Lead Outside Director annual retainer	$30,000

The annual equity grant to our Outside Directors is fixed at a FASB ASC 718 expense of approximately $150,000, with 50% of the value of the award made in the form of stock options and 50% made in the form of RSUs. These awards vest in full on the earlier of Coach’s next Annual Meeting of Stockholders or one year from the date of grant, subject to the Director’s continued service until that time. The grant of stock options and RSUs made to new Directors upon joining is approximately the same value as these annual grants and vests one year from the grant date.

Stock Ownership Policy

Coach has a stock ownership policy for outside Directors. Under the policy, each Director is expected to accumulate the lower of 7,200 Coach shares or Coach shares valued at three times the base annual retainer. The Board of Directors expects the required level of ownership to be reached within three years of the date an Outside Director is appointed to the Board. Ownership includes shares owned, shares held in Coach’s outside Director deferred compensation plan, and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. As of the last measurement date (December 31, 2011), all sitting outside directors had achieved the desired level of ownership. Our newest Director, Ms. Tilenius has not yet reached the permitted timeframe to acquire shares.

   2012 Proxy Statement   |   67

2012 Director Compensation

Compensation earned in fiscal 2012 for each outside Director is detailed below:

						Change in
						Pension Value
						and
		Fees				Nonqualified
		Earned			Non-Equity	Deferred
		or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
		Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Year	($)	($)(3)	($)(3)	($)	($)	($)	($)
Susan Kropf	2012	60,000	75,027	74,517				209,544
Gary Loveman	2012	60,000	75,027	74,517				209,544
Ivan Menezes(1)	2012	90,000	75,027	74,517				239,544
Irene Miller(2)	2012	110,000	75,027	74,517				259,544
Michael Murphy(1)	2012	90,000	75,027	74,517				239,544
Jide Zeitlin	2012	60,000	75,027	74,517				209,544

*	Ms. Tilenius is not shown in the table as she earned no compensation in fiscal 2012.
(1)	‘‘Fees Earned or Paid in Cash’’ includes $60,000 annual cash retainer and $30,000 committee chair retainer.
(2)	‘‘Fees Earned or Paid in Cash’’ includes $60,000 annual cash retainer, $20,000 committee chair retainer and $30,000 lead outside director retainer.
(3)	Reflects the aggregate grant date fair value of all stock options and RSU awards computed in accordance with FASB ASC 718, assuming no risk of forfeitures. The weighted average assumptions used in calculating the grant-date fair value of these awards are described under the Summary Compensation Table. As of June 30, 2012, the outstanding stock options held by each outside director were: Susan Kropf, 67,275; Gary Loveman, 50,275; Ivan Menezes, 24,275; Irene Miller, 95,275; Michael Murphy, 26,275; Jide Zeitlin, 67,275; Stephanie Tilenius 0. The number of restricted stock units held by each outside director was 1,156, except for Stephanie Tilenius, who was newly appointed, therefore held 0. This number of shares includes dividend equivalents reinvested into the original grant on a quarterly basis.

2012 Director Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise(1)	on Exercise(2)	on Vesting	on Vesting(3)
Name	(#)	($)	(#)	($)
Susan Kropf	0	0	1,505	98,788
Gary Loveman	15,000	595,227	1,505	98,788
Ivan Menezes	26,000	806,307	1,505	98,788
Irene Miller	40,000	2,008,800	1,505	98,788
Michael Murphy	29,000	1,056,233	1,505	98,788
Jide Zeitlin	0	0	1,505	98,788

*	Ms. Tilenius is omitted from the table as she was appointed as a Director subsequent to fiscal 2012.
(1)	Of the shares acquired, 6,767 shares were sold to cover the exercise cost for Mr. Loveman’s stock option exercises; 11,155 shares were sold to cover the exercise cost for Mr. Menezes’s stock option exercises; 10,647 shares were sold to cover the exercise cost for Ms. Miller’s stock option exercises; 13,642 shares were sold to cover the exercise cost for Mr. Murphy’s stock option exercises.
(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.
(3)	Amounts reflect the market value of Coach’s common stock on the day the RSUs vested.

68   |      2012 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Branding Agreement with Reed Krakoff

On August 5, 2010, Coach entered into a Branding Agreement with Reed Krakoff, the Company’s President and Executive Creative Director. Under this agreement, Mr. Krakoff has agreed to the Company’s use of his name, image and likeness to develop and market products under the ‘‘Reed Krakoff’’ brand. The Company will have sole ownership of the Reed Krakoff name and all logos, trademarks and other intellectual property used in connection with the Reed Krakoff brand. Mr. Krakoff has agreed to forebear from using his name in any other manner in connection with products in any of the trademark classifications listed in the agreement. In exchange for Mr. Krakoff’s grant of these rights, the Company will pay Mr. Krakoff a usage payment based on the measured operating income of the Reed Krakoff brand above certain annual thresholds; Mr. Krakoff did not receive any payments under this agreement during fiscal year 2012. In the event that Mr. Krakoff’s employment with the Company terminates, the level of this usage payment would be reduced significantly. Commencing in 2015, if Mr. Krakoff is no longer employed by the Company, he would have an option to purchase the rights to the Reed Krakoff brand if net sales for the brand were below stated minimum levels. The purchase price for these rights would depend on the brand’s then-current net sales or operating losses, as well as the amount of time that had elapsed since the end of Mr. Krakoff’s employment with Coach.

Policies and Procedures for Related Person Transactions

Coach has instituted policies and procedures for the review, approval and ratification of ‘‘related person’’ transactions as defined under the rules and regulations of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’). Our Global Business Integrity Program, which is available on our website (www.coach.com) under ‘‘Company Information,’’ requires our Directors and employees to avoid ‘‘any situation that creates or appears to create a conflict of interest between personal interests and the interests of Coach.’’ This prohibition on conflicts of interest under the Code includes any related person transaction unless properly approved.

Under Coach’s Corporate Governance Principles, which are also available on our website (www.coach.com), potential conflicts of interest (including related party transactions) must be reviewed and approved by the following individuals: (1) in the case of a transaction involving a Director of Coach, by the Lead Outside Director and the Chief Executive Officer, and if a significant conflict of interest exists and cannot be resolved, the Director will be asked to resign; (2) in the case of a transaction involving the Chief Executive Officer, President, a divisional President or an Executive/Senior Vice President, by the full Board of Directors; and (3) in the case of a transaction involving any other officer of Coach, by the Chief Executive Officer.

   2012 Proxy Statement   |   69

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Coach’s executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Coach with copies of all Section 16(a) forms filed by such persons. Based solely on Coach’s review of such forms furnished to Coach and written representations from certain reporting persons, Coach believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with during fiscal year 2012.

Communicating With The Board

Coach has adopted a policy which permits stockholders and interested parties to contact the Board of Directors. To report complaints or concerns about Coach’s accounting, internal accounting controls, auditing or legal matters directly to Coach’s Board of Directors and/or Audit Committee, stockholders may go to: www.coachinc.ethicspoint.com. The Coach Ethics and Compliance Reporting System is manned by an independent service taking confidential (and if you choose, anonymous) messages on behalf of Coach. Alternatively, you may call 1-800-396-1807. Complaints or concerns relating to Coach’s accounting, internal accounting controls or auditing matters will be referred to Coach’s Audit Committee. Other relevant legal or ethical concerns will be referred to the Lead Outside Director of Coach’s Board, who is also the Chair of the GN Committee. The status of all outstanding concerns addressed to the Lead Outside Director or the Audit Committee Chair will be reported to the Directors on at least a quarterly basis. Further information on this policy is available to security holders on Coach’s web site, www.coach.com, through the Corporate Governance page.

Stockholder Proposals for the 2013 Annual Meeting

Coach’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a Director at an Annual Meeting of Stockholders or propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Coach, at Coach’s principal executive offices, not later than 5:00 p.m., Eastern time, on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s Annual Meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2013 Annual Meeting must be received by the Secretary after May 1, 2013, and no later than May 31, 2013. Nominations or proposals should be mailed to Coach, Inc., to the attention of Coach’s Secretary, Todd Kahn, 516 West 34th Street, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Coach’s 2013 proxy statement, we must receive it no later than May 31, 2013. Except as required by applicable law, Coach will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Coach’s Bylaws. A copy of the Bylaws may be obtained from Todd Kahn, Coach’s Secretary, by written request to the same address.

Other Business

Coach’s Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business other than as specified in the notice of the meeting that may properly come before the meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the discretion of the persons voting such proxies.

70   |      2012 Proxy Statement

Coach’s Form 10-K and Other Matters

A copy of Coach’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the Securities and Exchange Commission, will be sent to any stockholder, without charge, by regular mail or by e-mail upon written request addressed to Coach, to the attention of the Investor Relations Department, 516 West 34th Street, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at www.coach.com by clicking on ‘‘Company Information,’’ then ‘‘Investor Relations’’ and following the link from our ‘‘SEC Filings’’ page.

To the extent that this Proxy Statement is incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement titled ‘‘Human Resources Committee Report,’’ and ‘‘Audit Committee Report’’ (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by telephone or in person by Coach’s officers and employees (without additional compensation). Coach will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. Coach will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The Company has engaged Georgeson Inc. to solicit the proxies of certain stockholders for the Annual Meeting for a fee of $8,000 plus reasonable out-of-pocket expenses.

   2012 Proxy Statement   |   71

APPENDIX A

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

The Company’s reported results are presented in accordance with U.S. Generally Accepted Accounting Principles (‘‘GAAP’’). The reported operating income in fiscal 2012 and 2011 reflect certain items which affect the comparability of our results. In addition, the reported diluted earnings per share in fiscal 2012 and fiscal 2011 were further adjusted for annual incentive plan evaluation purposes. The following tables reconcile the as reported results to such results excluding these items.

	Fiscal 2012
	Operating
	Income	Diluted
	(in	Earnings
	thousands)	Per Share
As Reported: (GAAP Basis)	$1,512.0	$3.53
Excluding items affecting comparability	39.2	0.00
Adjusted: (Non-GAAP Basis as reported in Form 10-K)	$1,551.2	$3.53
Adjustment for award measurement	N/A	$(0.02)
Adjusted: (Non-GAAP Basis for award measurement)	$1,551.2	$3.51

	Fiscal 2011
	Operating
	Income	Diluted
	(in	Earnings Per
	thousands)	Share
As Reported: (GAAP Basis)	$1,304.9	$2.92
Excluding items affecting comparability	25.7	0.00
Adjusted: (Non-GAAP Basis as reported in Form 10-K)	$1,330.6	$2.92
Adjustment for award measurement	$0.1	$(0.04)
Adjusted: (Non-GAAP Basis for award measurement)	$1,330.7	$2.88

In addition, for purposes of establishing and evaluating incentive plan targets, the Company utilizes the non-GAAP performance measure free cash flow, which equals net cash provided by operating activities less purchases of property and equipment.

These non-GAAP performance measures were used by management to conduct and evaluate its business during its regular review of operating results for the periods affected. Management and the Company’s Board utilized these non-GAAP measures to make decisions about the uses of Company resources, analyze performance between periods, develop internal projections and measure management performance. The Company’s primary internal financial reporting excluded these items affecting comparability. In addition, the compensation committee of the Company’s Board used these non-GAAP measures when setting and assessing achievement of incentive compensation goals.

We believe these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. In addition, we believe excluding the items affecting comparability assists investors in developing expectations of future performance. These items affecting comparability do not represent the Company’s direct, ongoing business operations. By providing the non-GAAP measures, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. The non-GAAP

72   |      2012 Proxy Statement

financial measures are limited in their usefulness and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. Further, these non-GAAP measures may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

Fiscal 2012 Items

Charitable Contributions and Tax Adjustments

During fiscal 2012, the Company decreased the provision for income taxes by $23.9 million, primarily as a result of recording the effect of a revaluation of certain deferred tax asset balances due to a change in Japan’s corporate tax laws and the favorable settlement of a multi-year transfer pricing agreement with Japan. The Company used the net income favorability to contribute an aggregate $39.2 million to the Coach Foundation. The Company believed that in order to reflect the direct results of the normal, ongoing business operations, both the tax adjustments and the resulting Coach Foundation funding needed to be adjusted. This exclusion is consistent with the way management views its results. The Company reported non-GAAP results in its fiscal 2012 Form 10-K excluding these items. For annual incentive plan purposes, the Company reduced reported diluted earnings per share by $0.02/share to account for a $7.2 million benefit related to a change in Japanese income tax laws.

Fiscal 2011 Items

Charitable Contributions and Tax Adjustments

During the third quarter of fiscal 2011, the Company decreased the provision for income taxes by $15.5 million, primarily as a result of a favorable settlement of a multi-year tax return examination. The Company used the net income favorability to contribute $20.9 million to the Coach Foundation and 400 million yen or $4.8 million to the Japanese Red Cross Society. The Company believed that in order to reflect the direct results of the normal, ongoing business operations, both the tax adjustments and the resulting Coach Foundation funding and Japanese Red Cross Society contribution needed to be adjusted. This exclusion is consistent with the way management views its results. The Company reported non-GAAP results in its fiscal 2011 Form 10-K excluding these items. For annual incentive plan purposes, the Company increased the reported operating income by $0.1 million and reduced the reported diluted earnings per share by $0.04/share, to account for the impact of higher share repurchases and a different effective tax rate than forecasted in the Company’s annual operating plan.

   2012 Proxy Statement   |   73

COACH LEATHERWARE
EST. 1941

COACH, INC.
516 W. 34TH STREET
NEW YORK, NY 10001
ATTENTION: ASSISTANT SECRETARY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Lew Frankfort
02 Susan Kropf
03 Gary Loveman
04 Ivan Menezes
05 Irene Miller
06 Michael Murphy
07 Stephanie Tilenius
08 Jide Zeitlin

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000150200_1 R1.0.0.11699